AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 7, 1998.

                                                REGISTRATION NO. 333-57897

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                               ----------------

                      PRE-EFFECTIVE AMENDMENT NO. 1

                                    TO
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------
                           DATASTREAM SYSTEMS, INC.
              (EXACT NAME OF ISSUER AS SPECIFIED IN ITS CHARTER)

        DELAWARE                      7372                       57-0813674
 (STATE OR OTHER JURIS-   (PRIMARY STANDARD INDUSTRIAL        (I.R.S. EMPLOYER
       DICTION OF
INCORPORATION OR ORGANI-   CLASSIFICATION CODE NUMBER)       IDENTIFICATION NO.)
        ZATION)

                              50 DATASTREAM PLAZA
                       GREENVILLE, SOUTH CAROLINA 29605
                                (864) 422-5001
         (ADDRESS AND TELEPHONE NUMBER OF PRINCIPAL EXECUTIVE OFFICES)

                               ----------------

                              LARRY G. BLACKWELL
         CHAIRMAN OF THE BOARD, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                           DATASTREAM SYSTEMS, INC.
                              50 DATASTREAM PLAZA
                       GREENVILLE, SOUTH CAROLINA 29605
                                (864) 422-5001
           (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)

                               ----------------

                                WITH COPIES TO:

     B. Lynn Walsh, Esq.                 Larry W. Shackelford, Esq.
    Kelly A. Carlos, Esq.               Grant W. Collingsworth, Esq.
      Hunton & Williams               Morris, Manning & Martin, L.L.P.
NationsBank Plaza, Suite 4100          1600 Atlanta Financial Center
  600 Peachtree Street, NE               3343 Peachtree Road, N.E.
      Atlanta, GA 30308                    Atlanta, Georgia 30326
       (404) 888-4000                          (404) 233-7000

       APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THE REGISTRATION STATEMENT.

                               ----------------

  If the only securities being registered on this Form are to be offered pursuant to a dividend or interest reinvestment plans, please check the following box. [_]
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [_]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [X]

                               ----------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THE REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                                                           SUBJECT TO COMPLETION

                                4,000,000 SHARES               JULY 8, 1998

                   LOGO OF DATASTREAMS SYSTEMS APPEARS HERE

                                  COMMON STOCK

                                 ------------

  Of the 4,000,000 shares of Common Stock (the "Common Stock") offered hereby, 3,500,000 shares are being issued and sold by Datastream Systems, Inc. ("Datastream" or the "Company") and 500,000 shares are being sold by a stockholder of the Company (the "Selling Stockholder"). See "Principal and Selling Stockholders." The Company will not receive any proceeds from the sale of shares by the Selling Stockholder. The Common Stock is traded on the Nasdaq National Market under the symbol "DSTM." On July 6, 1998, the last reported sale price of the Common Stock on the Nasdaq National Market was $18.063 per share. See "Price Range of Common Stock."

                                 ------------
        THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 6.

                                 ------------
THESE  SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES  AND
 EXCHANGE  COMMISSION   OR  ANY  STATE  SECURITIES  COMMISSION  NOR   HAS  THE
  SECURITIES  AND  EXCHANGE COMMISSION  OR  ANY STATE  SECURITIES  COMMISSION
   PASSED   UPON  THE  ACCURACY   OR  ADEQUACY   OF  THIS   PROSPECTUS.  ANY
    REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                   UNDERWRITING                  PROCEEDS TO
                      PRICE TO    DISCOUNTS AND   PROCEEDS TO      SELLING
                       PUBLIC     COMMISSIONS(1)   COMPANY(2)   STOCKHOLDER(2)
------------------------------------------------------------------------------
Per share........     $              $              $              $
------------------------------------------------------------------------------
Total(3).........   $              $              $               $
------------------------------------------------------------------------------

--------------------------------------------------------------------------------

(1) See "Underwriting" for information concerning indemnification of the Underwriters and other matters.

(2) Before deducting estimated offering expenses of $460,000, which will be payable by the Company.

(3) The Selling Stockholder and certain other stockholders have granted the Underwriters a 30-day option to purchase up to 600,000 additional shares of Common Stock, solely to cover over-allotments, if any. If the Underwriters
    exercise this option in full, the Price to Public will total $         ,
    the Underwriting Discount and Commissions will total $           and the
    Proceeds to Company and Selling Stockholder will total $               and
              , respectively. See "Principal and Selling Stockholders" and "Underwriting."

  The shares of Common Stock are offered by the several Underwriters, subject to prior sale, when, as and if delivered to and accepted by them, and subject to the right of the Underwriters to reject any order in whole or in part. It is expected that delivery of the shares of Common Stock will be made at the offices of BT Alex. Brown Incorporated, Baltimore, Maryland, on or about July
  , 1998.

BT ALEX. BROWN
      HAMBRECHT & QUIST
               LEHMAN BROTHERS
                       RAYMOND JAMES & ASSOCIATES, INC.

                                              THE ROBINSON-HUMPHREY COMPANY

                  THE DATE OF THIS PROSPECTUS IS JULY   , 1998

                                     [ART]
Graphic: An image with a circle in the middle, with lines connecting five screen shots to it. In the circle are photographs of people's faces. Above the circle are the words, "Simplicity, Technology, Functionality, Value". To the right of the circle is the Datastream Logo. To the left of the circle are the words, "World Leader in Maintenance Solutions(SM)". The first screen shot is titled "Quick Access", and contains the Datastream Logo, the words "MP2 Enterprise", and a set of twelve navigation buttons, whose labels include "Employees", "Inventory", "Tasks" and "Work Orders". The second screen shot is of an Internet browser titled "Submit Work Request By Equipment", and includes a number of fields to be filled out, such as "telephone number", "equipment number", and "task description". The third screen shot is titled "Submit Work Request", and has on it a similar set of fields to be completed. The fourth screen shot is titled "Purchasing History" and includes a number of fields such as for dates, and various buttons and boxes to select parameters for analysis (e.g. "Employee," "Inventory," "Tasks," and "Equipment"). The fifth screen shot is titled "Jobs", and includes various fields to describe job tasks, such as "Job number," "Job type," "Status" and "Priority."


  Datastream(R), MaintainIt(R), MaintainIt Pro(TM), MP2(R), MP2 Professional(TM), MP2 Enterprise(TM), PagerLink(TM), RequestLink(R), Weblink(TM), MP5(TM) and R5-CAMMS(R) are trademarks of the Company. Windows(R), Windows 95(R), Windows NT(R) and Microsoft BackOffice(R) are registered trademarks of Microsoft Corporation. Other product and company names mentioned herein may be the trademarks of their respective owners.

  CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK. SUCH TRANSACTIONS MAY INCLUDE STABILIZING, THE PURCHASE OF COMMON STOCK TO COVER SYNDICATE SHORT POSITIONS AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

  IN CONNECTION WITH THIS OFFERING, CERTAIN UNDERWRITERS AND SELLING GROUP MEMBERS MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK ON NASDAQ IN ACCORDANCE WITH RULE 103 OF REGULATION M UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE "EXCHANGE ACT"). SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

  The following summary is qualified by the more detailed information and consolidated financial statements and notes thereto appearing elsewhere in this Prospectus. Unless otherwise indicated, all of the information in this Prospectus (i) has been adjusted to give effect to two two-for-one stock splits effected in the form of stock dividends as of September 12, 1995 and January 30, 1998, respectively and (ii) assumes no exercise of the Underwriters' over-allotment option. See "Underwriting." As used herein, except as otherwise indicated by the context, the terms "Datastream" and the "Company" are used to refer to the combined operations of Datastream Systems, Inc. and its subsidiaries, including: (i) SQL Group, B.V. and its respective subsidiaries ("SQL"); (ii) Insta Instandhaltung Technischer Anlagen GmbH ("Insta"); and
(iii) Strategic Information Systems Pte Ltd. ("SIS").

                                  THE COMPANY

  Datastream develops, markets, sells and supports personal desktop computer, file server and client/server enterprise software for the industrial automation market. The Company's products are designed to enable customers to reduce downtime, control maintenance expenses, cut spare parts inventories and costs, improve purchasing efficiency and more effectively deploy productive assets, personnel and other resources. The Company is an established leader in the market for computerized maintenance management systems ("CMMS") and enterprise asset management systems ("EAMS") based on the number of systems sold, having sold over 39,000 systems to approximately 20,000 customers. The Company's objective is to maintain its leading position in the CMMS/EAMS market by continuing to provide feature-rich software solutions and being a value leader in each segment of the CMMS/EAMS market.

  Similar to the wide acceptance and rapid adoption of enterprise resource planning ("ERP") packaged applications targeted at improving efficiencies in manufacturing, finance and human resources functions, organizations are adopting CMMS/EAMS to reduce costs, improve plant efficiency and increase capacity utilization. The CMMS/EAMS market includes process and discrete manufacturers, government agencies, universities, hospitals and other organizations which maintain high-value capital assets such as plants, facilities, and production equipment. Automation Research Corporation, an independent research firm, estimates that the size of the global CMMS/EAMS market was approximately $900 million in 1997.

  The Company's line of products includes solutions for virtually any size operation, from the single, small shop with basic requirements to the large, multi-site client needing a full-featured enterprise solution. Datastream's products have garnered Plant Engineering magazine's "Gold Product of the Year" award in the software category in each of the last five years. The Company complements its wide range of product offerings with a diversified sales approach targeted at each segment of the global CMMS/EAMS market. Management believes that its large installed customer base provides opportunities for additional software and professional services revenue as its customers experience internal growth and migrate to more complex CMMS/EAMS applications. The broad applicability of the Company's systems is illustrated by the diversity of the Company's customer base, which includes AT&T Wireless, Caterpillar, Chevron, Dow Chemical, Emerson Electric, Frito-Lay, Hewlett-Packard, Kaiser Permanente, Kroger, Paris Metro, Southern Nuclear and Total Oil.

  The components of the Company's strategy are: to maintain and extend its technological leadership; to increase market share through diversified sales efforts; to leverage and expand its existing customer base; to continue to pursue strategic alliances and acquisitions; to increase professional services, training and support revenues; and to capitalize on potential electronic commerce opportunities in the maintenance, repair and operations ("MRO") market.

  One of the Company's strategies is to acquire foreign CMMS/EAMS companies that have built a strong regional presence and have technologies and products that complement those of the Company. In pursuit of such strategy, the Company has made three international acquisitions within the past two years. In December 1996, the Company acquired SQL, based in The Netherlands, which develops, markets, sells and supports high-end client/server EAMS software. In March 1998, the Company acquired Insta, a leading European provider of CMMS software based in Munich, Germany. In June 1998, the Company acquired SIS, a Singapore-based CMMS developer specializing in high-end asset management systems for vertical markets that are asset-intensive, such as utilities and petrochemical industries.

  Datastream was incorporated as a South Carolina corporation in February 1986 upon consummation of the acquisition of the assets and liabilities of the Datastream Systems Division of a subsidiary of Wisconsin Power & Light. Datastream reincorporated as a Delaware corporation in January 1995. Datastream's executive offices are located at 50 Datastream Plaza, Greenville, South Carolina 29605, and its telephone number is (864) 422-5001. The Company also has a home page on the World Wide Web at www.dstm.com. Information contained on the Company's home page shall not be deemed to be part of this Prospectus.

                                  THE OFFERING

Common Stock offered by the Company.....  3,500,000 shares
Common Stock offered by the Selling       500,000 shares
 Stockholder............................
Common Stock to be outstanding after the  22,385,936 shares (1)
 Offering...............................
Use of proceeds by the Company..........  Working capital, possible acquisitions
                                          and
                                          other general corporate purposes
Nasdaq National Market Symbol...........  DSTM

--------

(1) Based on 18,885,936 shares outstanding as of May 31, 1998. Excludes 2,717,164 shares of Common Stock issuable upon the exercise of stock options outstanding as of May 31, 1998 at a weighted average exercise price of $7.96 per share, of which options to purchase 879,717 shares of Common Stock are exercisable.

                      SUMMARY CONSOLIDATED FINANCIAL DATA

                                                                    FOR THE THREE
                                                                       MONTHS
                              FOR THE YEAR ENDED DECEMBER 31,      ENDED MARCH 31,
                          ---------------------------------------- ---------------
                                                                            1998
                           1993   1994    1995   1996 (1)   1997    1997     (2)
                          ------ ------- ------- --------  ------- ------- -------
                                   (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS
DATA:
Revenues................  $5,878 $10,374 $20,346 $ 32,466  $69,768 $14,682 $20,129
Operating income (loss).     814   2,425   5,912  (26,799)  16,561   2,279   2,048
Net income (loss).......     507   1,552   4,346  (28,010)  11,438   1,978     237
Basic net income (loss)
 per share..............  $ 0.05 $  0.15 $  0.33 $  (1.65) $  0.62 $  0.11 $  0.01
Basic weighted average
 common shares outstand-
 ing....................  10,366  10,366  13,004   16,977   18,397  18,263  18,640
Diluted net income
 (loss) per share.......  $ 0.05 $  0.15 $  0.30 $  (1.58) $  0.59 $  0.11 $  0.01
Diluted weighted average
 common shares outstand-
 ing....................  10,366  10,366  14,366   17,686   19,246  18,768  20,247

                                                          AS OF MARCH 31, 1998
                                                         -----------------------
                                                         ACTUAL  AS ADJUSTED (3)
                                                         ------- ---------------
BALANCE SHEET DATA:
Working capital......................................... $18,670    $ 78,268
Total assets............................................  74,234     133,832
Long-term debt, less current portion....................   1,334       1,334
Total stockholders' equity.............................. $50,298    $109,896

--------
(1) Operating and net income (loss) for the year ended December 31, 1996 include $1.8 million of capitalized software write-offs, and $33.6 million of in-process research and development write-offs, as part of the acquisition of SQL (see Notes 1(i) and 2 of the Notes to Consolidated Financial Statements).
(2) Operating and net income (loss) for the three months ended March 31, 1998 include $598,000 of capitalized software write-offs, and $2.5 million of in-process research and development write-offs, as part of the acquisition of Insta.
(3) Adjusted to give effect to the estimated net proceeds to the Company of the Offering. See "Use of Proceeds."

  When used in this Prospectus, the words "may," "will," "intends," "plans," "expects," "anticipates," "estimates" and similar expressions are intended to identify forward-looking statements. Prospective investors are cautioned that such statements are only predictions and that actual events or results may differ materially. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in "Risk Factors," as well as those discussed elsewhere in this Prospectus. See "Forward-Looking Statements."

                                 RISK FACTORS

  Investment in the Common Stock involves a high degree of risk. Prospective investors in the Common Stock offered hereby should consider carefully the following factors, in addition to other information contained in this Prospectus. This Prospectus contains certain statements of a forward-looking nature relating to future events or the future financial performance of the Company.

  Competition. The current market for CMMS/EAMS is both fragmented and highly competitive, and management expects competition to intensify as new companies enter the market and existing ones, including ERP companies, expand their product lines. The Company has entered into the high-end segment of the market through both its introduction of an internally developed client/server product line and through its acquisitions of SQL, Insta and SIS. Management expects the Company to face increased competition in all segments of the CMMS/EAMS market and across all product lines in the future. The Company's future performance is partially dependent upon the Company's ability to respond to technological changes, evolving standards and its competitors' innovations. Certain competitors, including ERP companies, have greater financial, marketing, technical, service and support resources than Datastream. Also, the Company is likely to experience a significant amount of competition in connection with its continued development and release of Internet- and Web-related products. There can be no assurance that the Company will be able to successfully compete against current and future competitors and failure to do so could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Competition."

  Effects of Technological Change and Risks of Product Development. The Company's industry is characterized by rapidly changing technology, frequent new product introductions and evolving industry standards. The Company's future success will depend upon its ability to enhance its current products and develop new ones that address technological and market developments. In particular, an element of the Company's strategy is to address perceived electronic commerce opportunities relating to MRO procurement. There can be no assurance that the Company will develop products that are successful in capitalizing on such perceived opportunities. The Company's product development efforts have required, and are expected to require, substantial investments by the Company. There can be no assurance that these efforts will be successful or that the resulting products will achieve market acceptance. If the Company is unable to develop and introduce new and enhanced products in a timely manner, or if such products fail to achieve market acceptance, the Company's business, financial condition and results of operations would likely be materially and adversely affected. Software products may also contain undetected errors or bugs when first introduced or as new versions are released, and software products or media may contain undetected viruses. Errors or bugs may also be present in software licensed by the Company from third parties and incorporated into the Company's products. Errors, bugs or viruses may result in loss of or delay in market acceptance, recalls of hardware products incorporating the software or loss of data. Any such defects and errors could result in adverse customer reactions, negative publicity regarding the Company and its products, harm to the Company's reputation, loss of or delay in market acceptance, loss of revenue or required product changes, any of which could have a material adverse effect upon the Company's business, financial condition and results of operations.

  Risks Associated with Acquisitions. The Company intends in the future to engage in selective acquisitions of other businesses or technologies, including other providers of CMMS/EAMS software. There can be no assurance that the Company will be able to identify suitable acquisition candidates available for sale at reasonable prices, consummate any acquisition or successfully integrate any acquired business into the Company's operations. The success of any completed acquisition will depend in large measure on the Company's ability to integrate the operations of the acquired business with those of the Company and otherwise to maintain and improve the results of operations of the acquired business. The Company has recently completed acquisitions of Insta and SIS and is in the process of integrating those operations. The failure to successfully complete such integration in a timely manner could have a material adverse effect on the Company's business, financial condition and results of operations. Further acquisitions may involve a number of special risks, including diversion of management's attention, failure to retain key acquired personnel, unanticipated events or circumstances, legal liabilities and amortization of acquired intangible assets, some or all of which could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, the Company has acquired, and may in the future acquire, foreign businesses, which entail additional risks and complications. Problems with an acquired business could have a material adverse impact on the performance of the Company as a whole. The Company may elect to finance any future acquisitions with the proceeds of the Offering, as well as with possible debt financing or through the issuance or sale of equity securities (common or preferred stock), or any combination of the foregoing. There can be no assurance that the Company will be able to arrange adequate financing on acceptable terms. If the Company were to proceed with one or more significant future acquisitions in which the consideration consisted of cash, a substantial portion of the Company's available cash (including a portion of the proceeds of the Offering) could be used to consummate the acquisitions. If the Company were to consummate one or more significant acquisitions in which the consideration consisted of stock, shareholders of the Company could suffer dilution of their interests in the Company. Most of the businesses that might become attractive acquisition candidates for the Company are likely to have significant intangible assets, and acquisition of these businesses, if accounted for as a purchase, would typically result in substantial goodwill amortization charges to the Company, which would reduce future earnings. In addition, such acquisitions could involve non-recurring acquisition-related charges, such as write-offs or write-downs of acquired software development costs or other intangible items, which could have a material adverse effect on the Company's results of operations for the quarter in which such charges occur. See "Business--Strategy."

  Dependence on Proprietary Technology. The Company's success and ability to compete is dependent in part upon its proprietary technology. The Company relies on a combination of trade secret, copyright and trademark laws, software licenses, nondisclosure agreements and technical measures to establish and protect its proprietary technology. The Company generally enters into confidentiality and/or license agreements with its employees, distributors and strategic partners as well as with its customers and potential customers seeking proprietary information, and limits access to and distribution of its software, documentation and other proprietary information. There can be no assurance that the steps taken by the Company in this regard will be adequate to deter misappropriation or independent third-party development of its technology. Further, there can be no assurance that third parties will not assert infringement or misappropriation claims against the Company in the future with respect to current or future products. Any claims or litigation, with or without merit, could be time-consuming, result in costly litigation, diversion of management's attention and cause product shipment delays or require the Company to enter into royalty or licensing arrangements. Such royalty or licensing arrangements, if required, may not be available on terms acceptable to the Company, if at all, which could have a material adverse effect on the Company's business, financial condition and results of operations. Adverse determinations in such claims or litigation also could have a material adverse effect on the Company's business, financial condition and results of operations. Litigation to defend and enforce the Company's intellectual property rights could result in substantial costs and diversion of resources and could have a material adverse effect on the Company's business, financial condition and results of operations, regardless of the final outcome of such litigation. The Company may be subject to additional risks as it enters into transactions in countries where intellectual property laws are not well developed or are poorly enforced. Legal protections of the Company's rights may be ineffective in such countries, which could have a material adverse effect on the Company's business, financial condition and results of operations.

  Risks Associated with International Sales. International sales increased to 36.6% of the Company's 1997 revenues (from 13.4% in 1996), and management expects that an increasing portion of the Company's total revenues will be derived from international operations conducted in foreign currencies. Further, the Company intends to continue to expand its international operations by increasing the number of direct sales persons in existing markets and additional international markets as well as by acquiring business in international markets. Accordingly, the Company's business, and its ability to expand its operations internationally, is subject to the risks inherent in international business activities, including, in particular, greater difficulty in safeguarding its intellectual property, general economic and political conditions in each country, foreign currency exchange rate fluctuations, overlap of different tax structures, difficulty in staffing and managing an organization spread over various countries, unexpected changes in regulatory requirements, compliance with a variety of foreign laws and regulations, and longer accounts receivable payment cycles in certain countries. Other risks associated with international operations include import and export licensing requirements, trade restrictions and changes in tariff rates. Any of the foregoing factors could have a material adverse effect on the Company's ability to expand its international operations which could materially and adversely affect the Company's business, financial condition and results of operations. In addition, the Company must continue to translate its software into more foreign languages. To the extent that the Company is unable to accomplish such translations in a timely manner, the Company's ability to further penetrate international markets would be adversely affected. In addition, the deeper exposure to international markets opens new areas with which the Company is not familiar and places the Company in competition with new vendors. There is no assurance the Company will be successful in its efforts to compete in these international markets.

  The Company conducts virtually all its business in US dollars, Dutch guilders, French francs, German marks and British pounds. The Company hedges exchange rate movements on either side of a locked-in spot rate for movements within a range of 3.1% on the dollar-pound rate and 7.5% on the dollar-guilder rate. Changes in the value of these currencies relative to the dollar beyond the ranges hedged by the Company could affect Datastream's financial condition and results of operations, and gains and losses on currency translations could contribute to fluctuations in the Company's results of operations.

  Fluctuations in Quarterly Results. Traditionally the Company has operated with very little backlog, and a significant portion of Datastream's revenues in any quarter were the result of a large number of relatively small orders received during a period. Accordingly, the Company was subject to fluctuations in the number of overall orders in any given period, which in turn was influenced by the overall level of economic and industrial activity. The Company establishes expense levels based in part on its expectations as to future net sales. A substantial portion of the Company's operating expenses, particularly personnel and facilities costs, are relatively fixed in advance of any particular quarter. As a result, any unexpected decline in revenue is likely to adversely affect operating results and net income. In addition, the acquisitions of SQL, Insta and SIS have given the Company access to the market for high-end maintenance software solutions, which generally have larger transaction sizes, take longer to implement and may result in a longer sales process. The seasonality of the Company's international operations may result in fluctuations in quarterly results. If the Company's revenues in any given quarter are below expectations due to any of the aforementioned influences, results of operations may be materially adversely affected, which in turn could materially adversely affect the market price of the Company's Common Stock. No assurance can be given that the Company in the future will be able to maintain profitability on a quarterly or annual basis.

  Need to Establish and Maintain Strategic Relationships. A significant business strategy of the Company is to enter into strategic marketing alliances or other similar collaborative relationships. The Company intends to establish technology and marketing alliances with leading ERP vendors, ERP systems integrators and MRO suppliers to create new distribution channels for, and enhance the capabilities of, its products. Certain of the Company's competitors at the high-end segment of the market have already established such alliances with ERP vendors, which could limit ERP vendors' interests in creating alliances with the Company. There can be no assurance that the Company will be able to negotiate such additional strategic relationships, that such additional relationships will be available to the Company on acceptable terms or that any such relationships, if established, will be commercially successful. Failure to do so could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Strategy."

  The Company is exploring opportunities to generate additional revenues by directing MRO procurement activities of its customer base to a select group of MRO suppliers via the Internet. Although management believes such opportunities are achievable, these efforts are still in a developmental phase and the Company has not yet established the strategic relationships it believes are necessary to initiate such a program. Consequently, there can be no assurance that the Company will be able to successfully implement a program of this nature or generate any revenues from such opportunities. See "Business--Strategy."

  Anti-Takeover Provisions. The Company's Articles of Incorporation and Bylaws contain provisions that may discourage other persons from attempting to acquire control of the Company, including, without limitation, a classified Board of Directors and procedural requirements in connection with stockholder proposals or director nominations. In addition, the Company has available for issuance 1,000,000 shares of Preferred Stock, $1.00 par value per share, which the Board of Directors of the Company is authorized to issue, in one or more series, without any further action on the part of the stockholders. Each of these provisions could render more difficult or discourage an attempt by a third party to obtain control of the Company. In the event the Company issues a series of Preferred Stock in the future that has preference over the Common Stock with respect to the payment of dividends and upon the Company's liquidation, dissolution or winding up, the rights of the holders of the Common Stock offered hereby could be adversely affected.

  Dependence on Key Personnel. The Company's continued success depends on the services of several key executive, sales and marketing and technical employees. The loss of the services of these personnel, particularly those of Larry G. Blackwell, the Company's founder, Chairman, Chief Executive Officer and President, or the Company's inability to attract and retain other qualified management, sales and marketing and technical employees, could have a material adverse effect on the Company's business and results of operations. The Company does not maintain any key-man life insurance policy with respect to Mr. Blackwell.

  Competitive Market for Technical and Sales Personnel. The Company's success depends in part on its ability to attract, hire, train, retain and motivate qualified technical and sales personnel, with appropriate levels of managerial and technical capabilities. The Company's complex technology generally requires a significant level of expertise to effectively develop and market the Company's products and services and to perform its custom application development services. The Company has at times experienced, and continues to experience, difficulty in recruiting qualified personnel. The Company believes that the pool of potential applicants with such requisite expertise is limited. Recruiting qualified personnel is an intensely competitive and time-consuming process. The Company competes for such personnel with companies in the software, telecommunications and other industries, many of which have greater resources than the Company. Such competition has resulted in demands for increased compensation from qualified applicants. Due to such competition, the Company has experienced, and expects to continue to experience, turnover in technical personnel. There can be no assurance that the Company will be successful in attracting and retaining the technical personnel it requires to conduct and expand its operations successfully. The Company's business, financial condition and results of operations could be materially adversely affected if the Company were unable to attract, hire, train, retain and motivate qualified technical and sales personnel. See "Business--Employees."

  Shares Eligible for Future Sale. The market price of the Common Stock could be adversely affected by the availability for sale of additional shares of Common Stock owned by the Company's principal stockholders. The Company's principal stockholders, executive officers and directors, who will collectively own approximately 15.5% of the Company's outstanding Common Stock following the Offering (12.8% if the Underwriters' over-allotment option is exercised in full), have agreed not to offer, sell or otherwise dispose of such shares for a period of 90 days following the effective date of the Registration Statement of which this Prospectus is a part without the prior written consent of the representatives of the Underwriters. After the expiration of such 90-day period, such shares may be sold in accordance with Rule 144 promulgated under the Securities Act of 1933, as amended (the "Securities Act"), or upon registration under such Act without regard to the volume limitations of Rule
144. The sale of a substantial number of such shares could adversely affect the market price of the Common Stock. See "Principal and Selling Stockholders," "Shares Eligible for Future Sale" and "Underwriting."

  Stock Price Volatility. The market price of the Company's Common Stock has risen substantially since the Company's initial public offering in March 1995. The Common Stock is quoted on the Nasdaq National

Market, which has experienced and is likely to experience in the future significant price and volume fluctuations, which could adversely affect the market price of the Common Stock without regard to the operating performance of the Company. In addition, management believes that factors such as quarterly fluctuations in the financial results of the Company, the overall economy and the condition of the financial markets could cause the price of the Common Stock to fluctuate substantially.

  Broad Management Discretion as to Use of Proceeds. Substantially all of the net proceeds to be received by the Company in connection with the Offering will be allocated to working capital and be made available for general corporate purposes. Accordingly, management will have broad discretion with respect to the expenditure of such proceeds. Purchasers of shares of Common Stock offered hereby will be entrusting their funds to the Company's management, upon whose judgment they must depend, with limited information concerning the specific working capital requirements and general corporate purposes to which the funds will ultimately be applied. See "Use of Proceeds."

  Year 2000. Many currently installed computer systems and software products are coded to accept only a two digit format in the date code field. These date code fields will need to accept a four digit format to distinguish 21st century dates from 20th century dates. As a result, in less than two years, computer systems and/or software used by many companies may need to be upgraded to comply with such "Year 2000" requirements. Many companies are expending significant resources to correct or patch their current software systems for Year 2000 compliance. These expenditures may result in reduced funds available to purchase software products such as those offered by the Company. Further, certain customers of the Company may still be running earlier versions of the Company's products, which earlier versions are not Year 2000 compliant. The Company is in the process of notifying customers of the need to migrate to current products of the Company that management believes are Year 2000 compliant. For those products that can be made compliant through the use of a software script, the Company has made or is in the process of making such script available to customers. Management anticipates that generally throughout the software industry substantial litigation may be brought against software vendors of non-compliant operating environments. Management believes that any such claims against the Company, with or without merit, could have a material adverse effect on the Company's business, operating results and financial condition. See also "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000."

                                USE OF PROCEEDS

  The net proceeds to the Company from the sale of the 3,500,000 shares of Common Stock offered by the Company hereby are estimated to be $59.6 million after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by the Company and assuming a public offering price of $18.063 per share (last reported sales price on July 6, 1998). The Company will not receive any of the net proceeds from the sale of shares of Common Stock by the Selling Stockholder. See "Principal and Selling Stockholders."

  The net proceeds to the Company will be used for working capital, possible acquisitions and other general corporate purposes. Although the Company discusses opportunities with potential target companies from time to time, the Company has no specific agreements, commitments or understandings with respect to any such acquisitions. The amounts actually expended for each purpose may vary significantly and are subject to change at the Company's discretion depending upon certain factors, including economic or industry conditions, changes in the competitive environment and strategic opportunities that may arise. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Business-- Strategy."

  Pending application of the net proceeds as described above, the Company intends to invest the net proceeds in short-term, interest-bearing securities backed by the U.S. Government.

                          PRICE RANGE OF COMMON STOCK

  The Common Stock of the Company has been quoted on the Nasdaq National Market under the symbol "DSTM" since the Company's initial public offering on March 29, 1995 at a price of $3.75 per share. Prior to that time, there was no public market for the Common Stock. The following table sets forth the high and low closing sales prices per share for the Company's Common Stock for the periods indicated as reported by the Nasdaq National Market.

                                                                   HIGH   LOW
                                                                  ------ ------
FISCAL 1995
 First Quarter (commencing March 29, 1995)....................... $ 5.44 $ 5.06
 Second Quarter..................................................   6.25   5.06
 Third Quarter...................................................  12.75   6.19
 Fourth Quarter..................................................  12.75   8.00
FISCAL 1996
 First Quarter................................................... $11.25 $ 8.50
 Second Quarter..................................................  18.25  11.63
 Third Quarter...................................................  17.50  12.13
 Fourth Quarter..................................................  15.00   8.50
FISCAL 1997
 First Quarter................................................... $11.56 $ 7.88
 Second Quarter..................................................  10.25   6.38
 Third Quarter...................................................  19.25   8.38
 Fourth Quarter..................................................  18.66  13.06
FISCAL 1998
 First Quarter................................................... $22.25 $14.38
 Second Quarter (through June 23, 1998)..........................  27.38  18.50

  On July 6, 1998, the closing sales price for the Company's Common Stock was $18.063 per share. As of July 6, 1998, there were 166 holders of record of the Company's Common Stock. This number does not include beneficial owners of the Common Stock whose shares are held in the names of various dealers, clearing agencies, banks, brokers and other fiduciaries.

                                DIVIDEND POLICY

  The Company has never declared or paid cash dividends on its Common Stock. In October 1995, the Company declared a two-for-one stock split, effected in the form of a one-for-one share dividend, effective September 12, 1995. The Company declared a second two-for-one stock split, effected in the form of a one-for-one share dividend, effective January 30, 1998. The Company currently intends to retain all future earnings after consummation of the Offering for use in the expansion and operation of its business. The Company does not anticipate paying any cash dividends on its Common Stock in the foreseeable future. The payment of future dividends will be at the sole discretion of the Company's Board of Directors and will depend on, among other things, future earnings, capital requirements, the general financial condition of the Company and general business conditions.

                                CAPITALIZATION

  The following table sets forth the total capitalization of the Company as of March 31, 1998 and as adjusted to reflect the sale of 3,500,000 shares of Common Stock by the Company at an assumed public offering price of $18.063 per share, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by the Company, and the application of the net proceeds therefrom as described under "Use of Proceeds." The table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's Consolidated Financial Statements and Notes thereto included elsewhere in this Prospectus.

                                                              AS OF MARCH 31,
                                                                    1998
                                                                (UNAUDITED)
                                                                          AS
                                                              ACTUAL   ADJUSTED
                                                              -------  --------
                                                               (IN THOUSANDS)
Long-term debt............................................... $ 1,334  $  1,334
Stockholders' equity:
Preferred Stock:
 1,000,000 shares authorized; none outstanding...............      --        --
Common Stock:
 40,000,000 shares authorized; 18,822,594 shares issued and
  outstanding; 22,322,594 shares issued and outstanding, as
  adjusted(1)................................................     188       223
Additional paid-in capital...................................  61,235   120,798
Accumulated deficit.......................................... (11,138)  (11,138)
Other accumulated comprehensive income.......................      13        13
                                                              -------  --------
Total stockholders' equity...................................  50,298   109,896
                                                              -------  --------
Total capitalization......................................... $51,632  $111,230
                                                              =======  ========

--------
(1) Excludes (i) 2,826,839 shares of Common Stock issuable upon the exercise of outstanding stock options and (ii) 250,080 shares available for grant under the Company's stock option plans.

                     SELECTED CONSOLIDATED FINANCIAL DATA

  The selected consolidated financial data below should be read in conjunction with the Company's Consolidated Financial Statements and Notes thereto and with "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus. The statement of operations data and balance sheet data set forth below as of and for each of the years in the five-year period ended December 31, 1997 have been derived from the Company's Consolidated Financial Statements, which have been audited by KPMG Peat Marwick LLP, the Company's independent certified public accountants. The Consolidated Financial Statements as of December 31, 1996 and 1997 and for each of the years in the three-year period ended December 31, 1997, and the related reports thereon are included elsewhere in this Prospectus. The statement of operations data and balance sheet data for the three months ended March 31, 1997 and March 31, 1998 have been derived from the Company's unaudited financial statements included elsewhere in this Prospectus and include all adjustments (consisting only of normal recurring accruals) which management considers necessary for a fair presentation of the financial position and results of operations of the Company as of such time and for such periods. The results of operations for the three months ended March 31, 1998 are not necessarily indicative of the results that may be achieved for the full fiscal year.

                                                                    THREE MONTHS
                                                                        ENDED
                                  YEAR ENDED DECEMBER 31,           MARCH 31, (1)
                          ---------------------------------------- ---------------
                           1993   1994    1995     1996     1997    1997    1998
                          ------ ------- ------- --------  ------- ------- -------
                                   (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS
 DATA:
Revenues:
  Product...............  $2,719 $ 4,859 $ 9,343 $ 14,018  $31,174 $ 6,148 $ 7,365
  Professional services.   1,692   3,084   6,660   12,326   26,438   5,784   8,956
  Support...............   1,467   2,431   4,343    6,122   12,156   2,750   3,808
                          ------ ------- ------- --------  ------- ------- -------
    Total revenues......   5,878  10,374  20,346   32,466   69,768  14,682  20,129
Cost of revenues:
  Cost of product
   revenues.............     404     822   1,136    1,879    3,133     844     776
  Cost of professional
   services revenues....     998   1,857   3,383    6,729   15,160   3,530   4,145
  Cost of support
   revenues.............     302     457     699    1,095    3,838     687     930
  Write-off of
   capitalized software.      --      --      --    1,804       --      --     598
                          ------ ------- ------- --------  ------- ------- -------
    Total cost of
     revenues (2).......   1,704   3,136   5,218   11,507   22,131   5,061   6,449
                          ------ ------- ------- --------  ------- ------- -------
Gross profit............   4,174   7,238  15,128   20,959   47,637   9,621  13,680
Operating expenses:
  Sales and marketing...   1,985   2,736   5,216    9,399   18,617   4,273   5,549
  Product development...     456     830   1,741    1,390    4,364     834   1,522
  General and
   administrative.......     919   1,247   2,259    3,369    8,095   2,235   2,030
  Write-off of in-
   process research &
   development..........      --      --      --   33,600       --      --   2,531
                          ------ ------- ------- --------  ------- ------- -------
Total operating expenses
 (3)....................   3,360   4,813   9,216   47,758   31,076   7,342  11,632
                          ------ ------- ------- --------  ------- ------- -------
Operating income (loss).     814   2,425   5,912  (26,799)  16,561   2,279   2,048
Net other income........      13      42   1,176    2,370      987     207     253
                          ------ ------- ------- --------  ------- ------- -------
Income (loss) before
 income taxes...........     827   2,467   7,088  (24,429)  17,548   2,486   2,301
Income taxes............     320     915   2,742    3,581    6,110     508   2,064
                          ------ ------- ------- --------  ------- ------- -------
Net income (loss).......  $  507 $ 1,552 $ 4,346 $(28,010) $11,438 $ 1,978 $   237
                          ====== ======= ======= ========  ======= ======= =======
Basic net income (loss)
 per share..............  $ 0.05 $  0.15 $  0.33 $  (1.65) $  0.62 $  0.11 $  0.01
Diluted net income
 (loss) per share.......  $ 0.05 $  0.15 $  0.30 $  (1.58) $  0.59 $  0.11 $  0.01
Basic weighted average
 common shares
 outstanding............  10,366  10,366  13,004   16,977   18,397  18,263  18,640
Diluted weighted average
 common shares
 outstanding............  10,366  10,366  14,366   17,686   19,246  18,768  20,247

                                                                     AS OF
                                      AS OF DECEMBER 31,           MARCH 31,
                             ------------------------------------- ---------
                              1993   1994   1995    1996    1997       1998
                             ------ ------ ------- ------- ------- -------------
                                             (IN THOUSANDS)
BALANCE SHEET DATA:
Working Capital............  $  622 $1,569 $19,965 $13,633 $22,290  $18,670
Total Assets...............   2,978  5,790  50,692  57,577  65,097   74,234
Long-term debt, less cur-
 rent portion..............      68     46      22   2,893     603    1,334
Total stockholders' equity.  $  564 $  916 $46,034 $33,125 $47,108  $50,298

--------
(1) The business of the Company is seasonal, and results for any period within a fiscal year are not necessarily indicative of the results that may be achieved for a full fiscal year.

(2) Includes $1.8 million of capitalized software write-offs in 1996 as a result of the acquisition of SQL (see Note 1(i) of Notes to Consolidated Financial Statements); in March 1998, includes $598,000 of capitalized software write-offs as a result of the acquisition of Insta.

(3) Includes $33.6 million of in-process research and development write-offs in 1996 as part of the acquisition of SQL (see Notes 1(i) and 2 of the Notes to Consolidated Financial Statements) and $2.5 million of in-process research and development write-offs in March 1998 as part of the acquisition of Insta.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

  The following discussion should be read in conjunction with the "Selected Consolidated Financial Data" and the Company's Consolidated Financial Statements and Notes thereto included herein.

OVERVIEW

  Datastream was incorporated in 1986 to develop, market, sell and support software products for the industrial automation market. The Company's revenues have grown each calendar year since inception. Excluding the one-time charges related to the acquisitions of SQL and Insta, the Company has been profitable in each of the last five years and has experienced a compounded annual growth rate of 76% in revenues and 108% in earnings during that period.

  The Company offers a complete family of CMMS/EAMS products to the industrial automation market. See "Business--Products." Generally these products consist of 4 major categories based on price and functionality. MaintainIt and MaintainIt Pro are off-the-shelf, entry-level solutions primarily for the low-end segment of the CMMS/EAMS market. MP2 Professional provides maintenance solutions for the middle segment and MP2 Enterprise offers enterprise-wide maintenance solutions for the middle and high-end segments of the CMMS/EAMS market. MP5, obtained through the Company's acquisition of SQL in December 1996, offers a high-end EAMS solution. Datastream supports its software products with professional and support services. Through December 31, 1997, the Company recognized revenue in accordance with SOP 91-1, "Software Revenue Recognition." See Note 1(c) of the Notes to Consolidated Financial Statements for additional information concerning the Company's revenue recognition policies. On January 1, 1998, the Company adopted SOP 97-2, "Software Revenue Recognition." See "--Impact of Recent Accounting Pronouncements."

  International revenues were 13.4% of total revenues in 1996 and increased to 36.6% in 1997, primarily as a result of the acquisition of SQL. Management expects that international revenues will continue to increase as a percentage of total revenues, due to the Company's internal expansion efforts, including improved operations of the companies it has acquired. On a pro forma basis, 1996 revenues adjusted for the inclusion of SQL would have been approximately $49.2 million. Of that figure, approximately 37% would have been derived from international sources. The Company hedges against a defined range of movements in the exchange rates between the currencies in which it does virtually all its business. As the Company begins to accept increased payments in foreign currency, significant changes in the values of these foreign currencies relative to the United States dollar may affect the Company's financial condition and results of operations. In addition, gains and losses on currency translations could contribute to fluctuations in the Company's results of operations. See "Risk Factors--Risks Associated With International Sales."

  Product development costs consist principally of salaries and certain other expenses related to development and modification of software products, which are capitalized in accordance with Statement of Financial Accounting Standards No. 86 (the "Statement"), "Accounting for the Costs of Computer Software to Be Sold, Leased or Otherwise Marketed." Capitalization of such costs begins only upon establishment of technological feasibility as defined in the Statement and ends when the resulting product is available for distribution. Annual amortization of capitalized product development costs is provided at the greater of the ratio of current product revenue to the total of current and anticipated product revenue or on a straight line basis over the estimated economic life of the software, which is not more than eighteen months or three years, depending on the product.

  The Company's principal areas of operation include the United States and Europe. Information about the Company's operations in different geographic locations in 1997 is as follows (in thousands):

                                        UNITED STATES    EUROPE        TOTAL
                                        ------------- ------------- ------------
Total revenues......................... $52,299 75.0% $17,470 25.0% $69,768 100%
Operating income....................... $11,179 67.5% $ 5,383 32.5% $16,561 100%
Identifiable assets.................... $56,697 87.1% $ 8,400 12.9% $65,097 100%

  The United States operations include international revenues of approximately $8,100,000 for the year ended December 31, 1997. International revenues for the year ended December 31, 1995 and 1996 were approximately $2,180,000 and $4,354,000, respectively.

  Many software companies experience seasonal variations in revenues. The Company believes that its future results of operations may be subject to quarterly variations. The acquisitions of SQL, Insta and SIS have exposed the company to seasonal revenue fluctuations overseas, principally slower business conditions in the first and third quarters of the year.

  Because the Company consummated the acquisition of SQL on the last day of fiscal 1996 and the transaction was accounted for as a purchase, SQL's results of operations for fiscal 1996 are not included in the Company's fiscal 1996 results. For 1996, SQL generated revenues of approximately $17.3 million and a net loss of approximately $5.9 million. The acquisitions of SQL, Insta and SIS will continue to impact the reporting, control and management capabilities of the Company in 1998. See "Risk Factors--Risks Associated with Acquisitions."

RECENT DEVELOPMENTS

  One of Datastream's strategies is to acquire foreign CMMS/EAMS companies that have built a strong regional presence and have technologies and products that complement those of the Company. Since December 1996, the Company has made three acquisitions of foreign companies, SQL (December 1996), Insta (March 1998) and SIS (June 1998).

  SQL develops, markets, sells and supports high-end client/server EAMS software for sale internationally and domestically. SQL's products are used in businesses, government agencies and other organizations to assist these entities in maintaining high-value capital assets such as facilities, plants and manufacturing/production facilities. Like Datastream's products, SQL's products are designed to enable customers to reduce down time, control maintenance expenses, cut spare parts inventories and costs, improve purchasing efficiency and more effectively deploy productive assets, personnel and other resources. SQL generated revenues of $21.4 million in 1997 and $5.3 million in the first quarter of 1998.

  Insta, a German corporation headquartered in Munich, is a leading provider of CMMS software and has developed a state-of-the-art enterprise system, written in Visual C++, offering cross platform capabilities in 11 languages. Insta had revenues of approximately $5.0 million in 1997 and $928,000 for the first quarter of 1998.

  SIS, a developer of EAMS software headquartered in Singapore, specializes in high-end asset management systems for vertical markets that are asset-intensive, such as petrochemical and utilities industries. SIS generated revenues of $4.6 million for its fiscal year ended February 28, 1998.

RESULTS OF OPERATIONS

  The following table sets forth the percentage that certain statement of operations data bears to total revenues for each of the years ended December 31, 1993 through 1997, and for the three months ended March 31, 1997 and 1998.

                                                                 THREE MONTHS
                                                                     ENDED
                                YEAR ENDED DECEMBER 31,            MARCH 31,
                             ----------------------------------  --------------
                             1993   1994   1995   1996    1997    1997    1998
                             -----  -----  -----  -----   -----  ------  ------
STATEMENT OF OPERATIONS DA-
 TA:
Revenues:
  Product..................   46.3%  46.9%  46.0%  43.2 %  44.7%   41.9%   36.6%
  Professional services....   28.8   29.7   32.7   38.0    37.9    39.4    44.5
  Support..................   24.9   23.4   21.3   18.8    17.4    18.7    19.0
                             -----  -----  -----  -----   -----  ------  ------
    Total revenues.........  100.0  100.0  100.0  100.0   100.0   100.0   100.0
Cost of revenues:
  Cost of product revenues.    6.9    7.9    5.6    5.8     4.5     5.7     3.8
  Cost of professional
   services revenues.......   17.0   17.9   16.6   20.7    21.7    24.0    20.6
  Cost of support revenues.    5.1    4.4    3.4    3.4     5.5     4.7     4.6
  Write-off of capitalized
   software................     --     --     --    5.6      --      --     3.0
                             -----  -----  -----  -----   -----  ------  ------
      Total cost of
       revenues............   29.0   30.2   25.6   35.5    31.7    34.4    32.0
                             -----  -----  -----  -----   -----  ------  ------
  Gross Profit.............   71.0   69.8   74.4   64.5    68.3    65.6    68.0
Operating expenses:
  Sales and marketing......   33.8   26.4   25.6   28.9    26.7    29.1    27.6
  Product development......    7.8    8.0    8.6    4.3     6.3     5.7     7.5
  General and
   administrative..........   15.6   12.0   11.1   10.4    11.6    15.2    10.1
  Write-off of in-process
   research & development..     --     --     --  103.5      --      --    12.6
                             -----  -----  -----  -----   -----  ------  ------
      Total operating
       expenses............   57.2   46.4   45.3  147.1    44.6    50.0    57.8
                             -----  -----  -----  -----   -----  ------  ------
Operating income (loss)....   13.8   23.4   29.1  (82.6)   23.7    15.6    10.2
Net other income...........    0.2    0.4    5.8    7.3     1.4     1.4     1.2
                             -----  -----  -----  -----   -----  ------  ------
Income (loss) before income
 taxes.....................   14.0   23.8   34.9  (75.3)   25.1    17.0    11.4
Income taxes...............    5.4    8.8   13.5   11.0     8.7     3.5    10.2
                             -----  -----  -----  -----   -----  ------  ------
Net income (loss)..........    8.6%  15.0%  21.4% (86.3)%  16.4%   13.5%    1.2%
                             =====  =====  =====  =====   =====  ======  ======
Net income before one-time
 charges related to
 acquisitions(1)...........    8.6%  15.0%  21.4%  21.9 %  16.4%   13.5%   17.0%
                             =====  =====  =====  =====   =====  ======  ======

--------
(1) Excludes charges related to acquisition of SQL in December 1996 and Insta in March 1998.

 Three Months Ended March 31, 1998 Compared to Three Months Ended March 31,
1997

  Total Revenues. Total revenues increased 37.1% to $20.1 million in the first quarter of 1998 from $14.7 million in the first quarter of 1997 due to the continued acceptance of the Company's products in the industrial automation market and the expansion of the Company's sales, professional service and technical support service organizations.

  Product revenues increased 19.8% to $7.4 million (36.6% of total revenues) in the first quarter of 1998 from $6.1 million (41.9% of total revenues) in the first quarter of 1997, as a result of the growth in new product sales, including MP2 Enterprise and MP2 Professional--Access, and the growth in international sales.

  Professional services revenues increased 54.8% to $9.0 million (44.5% of total revenues) in the first quarter of 1998 from $5.8 million (39.4% of total revenues) in the first quarter of 1997. The increase resulted from the addition of professional service personnel to service expansion of the Company's installed base of systems.

  Support revenues for the first quarter of 1998 increased 38.5% to $3.8 million (19.0% of total revenues) from $2.8 million (18.7% of total revenues) in the first quarter of 1997, primarily due to the expansion of the Company's installed base of systems.

  Cost of Revenues. Cost of revenues increased 27.4% to $6.4 million (32.0% of total revenues) in the first quarter of 1998, as compared to $5.1 million (34.4% of total revenues) in the comparable quarter of 1997. The increase in cost of revenues is attributed to increased expenses incurred in the Professional Services and Support Departments related to salaries and customer reimbursed travel and the write-off of capitalized software rendered obsolete or redundant by the acquisition of Insta on March 31, 1998.

  Cost of product revenues was 3.8% of total revenues in the first quarter of 1998, and 5.7% of total revenues during the same period of 1997. The decrease as a percent of total revenues is due to a lower rate of capitalized software amortization and decreased costs of shipping and packaging related items.

  Cost of professional services revenues was 20.6% of total revenues during the first quarter of 1998, and 24.0% of total revenues during the same period in 1997. The decrease as a percentage of total revenues was due to increased efficiencies realized in the restructuring of the Company's European operations during 1997 and higher utilization rates of consulting personnel.

  Cost of support revenues was 4.6% of total revenues during the first quarter of 1998 and 4.7% of total revenues during the same period in 1997.

  Cost of revenues in the three months ended March 31, 1998 includes a $598,000 write-off of capitalized software (3.0% of total revenues) which became obsolete as a result of the acquisition of Insta.

  Sales and Marketing Expenses. Sales and marketing expenses increased 29.9% to $5.5 million (27.6% of total revenues) during the first quarter of 1998 from $4.3 million (29.1% of total revenues) during the first quarter of 1997, as a result of an increased number of sales personnel and commissions associated with the increase in sales revenue and increased marketing expenses associated with new product introductions and one time charges for the National Plant Engineering & Management trade show.

  Product Development Expenses. Total product development expenditures increased 107% to $2.3 million (12% of total revenues) during the first quarter of 1998 from $1.1 million (7% of total revenues) during the same period in 1997. The capitalized portion of these amounts were $807,000 and $292,000, respectively. Giving effect to amounts capitalized, product development expense increased 82.5% to $1.5 million (7.5% of total revenues) in the first quarter of 1998 from $834,000 (5.7% of total revenues) during the same period in 1997. The increase in total product development expense resulted from increasing the number of development personnel to support continued development of MP5, the increased use of outside contractors for development work, foreign language development and other new products.

  General and Administrative Expenses. General and administrative expenses decreased 9.2% to $2.0 million (10.1% of total revenues) during the first quarter of 1998 from $2.2 million (15.2% of total revenues) in the first quarter of 1997, primarily due to efficiencies realized during the restructuring of the European operations.

  Write-off of In-process Research and Development Costs. The Company expensed $2.5 million of in-process research and development acquired as part of the acquisition of Insta.

  Other Income (Expense). Other income increased to $253,000 in the first quarter of 1998 from $207,000 in the first quarter of 1997, due primarily to lower debt balances in 1998.

  Income Taxes. The Company's effective tax rate was 38% for the first quarter of 1998 as compared to 20% for the first quarter of 1997.

  Net Income. Net income decreased 88.0% to $237,000 (1.2% of total revenues) in the first quarter of 1998 from $2.0 million (13.5% of total revenues) in the first quarter of 1997. This decrease is directly attributed to the charges for the acquisition of Insta on March 31, 1998. Without the acquisition related charges net income would have increased 70.2% to $3.4 million (17.0% of total revenues).

 1997 Compared to 1996 and 1996 Compared to 1995

  Total Revenues. Total revenues for 1997 increased 114.9% to approximately $69.8 million from approximately $32.5 million in 1996, due principally to the impact of the acquisition of SQL on December 31, 1996, introduction of foreign language versions of Datastream's MP2 Professional and MaintainIt Pro in Europe through the SQL channels, continued acceptance of the Company's products in the global industrial automation market, expansion of the Company's sales, professional and technical support service organizations, introduction of MP2 Enterprise in March 1997, followed by translated versions catering to several European languages, introduction of RequestLink in late 1997 and the expansion of the sales and marketing functions to support the Company's telesales and direct sales programs. The total growth in revenues of 114.9% is comprised of a 49.9% increase in Datastream's revenues, an additional growth of 36.0% attributable to the acquisition of SQL and a 29.0% growth in SQL's revenues for fiscal 1997. Total revenues for 1996 increased 59.6% to approximately $32.5 million from approximately $20.3 million in 1995, due principally to a number of factors, including the continued acceptance of the Company's products, particularly the client/server version of MP2 Professional, in the industrial automation market, expansion of the Company's sales, professional and technical support service organizations, introduction of MP2 for Windows95/NT in June 1996, introduction of MaintainIt Pro in September 1996, and the addition of sales personnel and marketing resources to support the Company's telesales and direct sales programs. International revenues were approximately $25.4 million, or 36% of total revenues in 1997, compared to $4.4 million, or 13.4% of total revenues in 1996, compared to approximately $2.2 million, or 10.7% of total revenues, in 1995.

  Product revenues increased 122.4% to approximately $31.2 million in 1997 from approximately $14.0 million in 1996, and 50.0% to approximately $14.0 million in 1996 from approximately $9.3 million in 1995. These increases are due to expansion of the number of software products being sold, growth in the number of software units sold, and an increase in the average selling price of the systems sold. As a percentage of revenues, revenues from software products increased to 44.7% in 1997 from 43.2% in 1996 and decreased to 43.2% in 1996 from 46.0% in 1995.

  Professional services revenues increased 114.5% to approximately $26.4 million in 1997 from approximately $12.3 million in 1996 and 85.1% to approximately $12.3 million in 1996 from approximately $6.7 million in 1995. These increases generally reflect the impact of the acquisition of SQL, increased installation, training and integration services provided to support increased product sales. As a percentage of revenues, revenues from professional services decreased slightly to 37.9% in 1997 from 38.0% in 1996 and increased to 38.0% in 1996 from 32.7% in 1995.

  Support revenues increased 98.6% to approximately $12.2 million in 1997 from approximately $6.1 million in 1996, and 41.0% to approximately $6.1 million in 1996 from approximately $4.3 million in 1995. These increases reflect the impact of the acquisition of SQL and an increase in the type and variety of services provided to a larger installed customer base. As a percentage of total revenues, revenues from technical support services decreased to 17.4% in 1997 from 18.8% in 1996 and 21.3% in 1995.

  Cost of Revenues. Cost of product revenues as a percentage of total revenues decreased to 4.5% in 1997 from 5.8% in 1996 and increased to 5.8% in 1996 from 5.6% in 1995. The decrease as a percentage of revenues in 1997 from 1996 and 1995 principally reflects decreased amortization of capitalized software costs as a percentage of product costs, the smaller component of product cost reflected in SQL's product revenues, decreased costs associated with printing and replication of the Company's software products, and volume discounts realized on shipping costs. The slight increase as a percentage of revenues in 1996 from 1995 principally reflects increased amortization of capitalized software costs as a percentage of product costs.

  Cost of professional services revenues increased as a percentage of total revenues to 21.7% in 1997 from 20.7% in 1996 and 16.6% in 1995. The increase as a percentage of revenues in 1997 from 1996 was due primarily to the acquisition of SQL which experiences lower utilization of professional service personnel during the first and third quarters resulting from seasonal business cycles in Europe. The decrease as a percentage of revenues in 1996 from 1995 was due primarily to decreased utilization of engineers during the second half of the year resulting from increased hiring to support planned services growth.

  Cost of support revenues as a percentage of total revenues was 5.5%, 3.4% and 3.4% in 1997, 1996 and 1995, respectively. The increase from 1996 to 1997 as a percentage of revenues reflects the impact of the acquisition of SQL which sells larger contracts containing a larger component of technical support service cost.

  Cost of revenues in 1996 included a one-time $1.8 million write-off of capitalized software which became obsolete as a result of the acquisition of SQL (see Note 1(i) to the Notes to Consolidated Financial Statements). No such charges against income were taken in 1997.

  Sales and Marketing Expenses. Sales and marketing expenses for 1997 increased 98.1% to approximately $18.6 million from approximately $9.4 million in 1996, and increased 80.2% to approximately $9.4 million from approximately $5.2 million in 1995. As a percentage of total revenues, these expenses were 26.7% in 1997, 28.9% in 1996 and 25.6% in 1995. The decrease as a percentage of revenues in 1997 from 1996 was due primarily to increased productivity of the sales and marketing staff combined with increased market acceptance of the Company's products. The increase as a percentage of revenues in 1996 from 1995 was due primarily to increased commissions and sales travel expenses.

  Product Development Expenses. Total expenditures on product development, including capitalized expenses, increased to approximately $6.7 million in 1997 from approximately $4.0 million in 1996 and from approximately $2.3 million in 1995. The increases were primarily due to the hiring of additional employees and third party consultants to work on the Company's file server, client/server and foreign language products. The Company capitalized software expense of approximately $2.3 million, $2.6 million and $573,000, respectively, in 1997, 1996 and 1995, which represented 34.4%, 65.2% and 24.8% of total expenditures for product development in the respective periods. Capitalization of software expense is expected to decrease as a percentage of total development expense in 1998 because the majority of projects qualifying for capitalization have been or will be released for revenue shipments in 1998. Net product development expenditures were approximately

$4.4 million, $1.4 million and $1.7 million in 1997, 1996 and 1995, respectively. Net product development expenses as a percentage of revenues were 6.3%, 4.3% and 8.6% in 1997, 1996 and 1995, respectively. Amortization of capitalized product development costs is charged to cost of product sales and totaled approximately $1.5 million, $500,000 and $300,000 in 1997, 1996 and 1995, respectively. Management believes that these capitalized software assets will be recoverable out of future product sales.

  General and Administrative Expenses. General and administrative expenses increased 140.2% to approximately $8.1 million in 1997 from approximately $3.4 million in 1996, and 49.1% to approximately $3.4 million in 1996 from approximately $2.3 million in 1995, due primarily to the acquisition of SQL which historically spent more on general and administrative categories, increased administrative personnel required to support the Company's growth, increased reserves and increased expenses associated with being a public company. As a percentage of total revenues, general and administrative expenses were 11.6% in 1997, 10.4% in 1996 and 11.1% in 1995.

  Write-off of In-process Research and Development Costs. The Company expensed $33.6 million of in-process research and development acquired as part of the acquisition of SQL. Also in conjunction with the acquisition of SQL in 1996, the Company wrote off approximately $1.8 million of capitalized software which represented investments in products rendered redundant or obsolete by the acquisition of the SQL product line. These one-time charges resulted in the Company reporting a loss in 1996 (see Note 2 to the Notes to Consolidated Financial Statements).

  Other Income (Expense). Other income decreased $1.4 million in 1997 from approximately $2.4 million in 1996, after having increased approximately $1.2 million in 1996 from approximately $1.2 million in 1995. The decrease from 1996 to 1997 was primarily due to lower interest earned on smaller investment balances which resulted after remitting the cash portion of the purchase of SQL to its shareholders. The increase from 1995 to 1996 was due to the interest earned on higher investment balances realized upon completion of two public offerings of Common Stock in April 1995 and October 1995, respectively.

  Income Taxes. The Company's effective income tax rate for 1997 increased to 34.8% from (14.6%) in 1996, primarily due to the tax treatment of the SQL acquisition and related costs. Without the effect of the acquisition, the Company's effective tax rate for 1996 would have been 36.5% and the decrease from 1996 to 1997 could be attributed principally to increased product development tax credits. Likewise, the effective tax rate decrease from 38.7% in 1995 to 36.5% in 1996, excluding the effects of the SQL acquisition, was due primarily to increased development tax credits.

  Net Income (Loss). The Company's net income increased 140.8% in 1997 to approximately $11.4 million or $0.62 basic earnings per share ($0.59 diluted earnings per share) from a loss of approximately ($28.0) million in 1996, and decreased 744.5% in 1996 to a loss of approximately $(28.0) million or $(1.65) basic earnings per share (($1.58) diluted earnings per share), from approximately $4.35 million, or $0.33 basic earnings per share ($0.30 diluted earnings per share) in 1995. The increase in net income is due to the impact of the acquisition of SQL and internal growth of revenues during 1997. The loss in 1996 is directly attributable to the one-time write-off of costs associated with the acquisition of SQL. Before accounting for the one time charges associated with the acquisition, the Company's net income increased 64% to $7.1 million in 1996.

QUARTERLY RESULTS

  Many software companies experience seasonal variations in revenues. The Company believes that its future results of operations may be subject to quarterly variations. The acquisitions of SQL, Insta and SIS have exposed the company to seasonal revenue fluctuations overseas, principally slower business conditions in the first and third quarters of the year.

  The following table presents certain unaudited quarterly financial information for each of the eight quarters through the quarter ended March 31, 1998. In the opinion of management, this information has been prepared on the same basis as the audited financial statements appearing elsewhere in this Prospectus and all necessary adjustments (consisting only of normal recurring adjustments) have been included in the amounts stated below to present fairly the unaudited quarterly results when read in conjunction with the audited financial statements of the Company and notes thereto. The Company's quarterly results have in the past been subject to fluctuations, and thus the operating results for any quarter are not necessarily indicative of results for any future period.

                                                     THREE MONTHS ENDED
                          --------------------------------------------------------------------------
                          JUNE 30, SEPT. 30, DEC. 31,  MAR. 31, JUNE 30, SEPT. 30, DEC. 31, MAR. 31,
                            1996     1996      1996      1997     1997     1997      1997     1998
                          -------- --------- --------  -------- -------- --------- -------- --------
                                            (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues:
  Product...............   $3,259   $3,652   $  4,034  $ 6,148  $ 6,851   $ 8,195  $ 9,980  $ 7,365
  Professional services.    2,813    3,070      3,954    5,783    6,909     6,187    7,559    8,956
  Support...............    1,632    1,543      1,607    2,751    3,054     3,018    3,333    3,808
                           ------   ------   --------  -------  -------   -------  -------  -------
   Total revenues.......    7,704    8,265      9,595   14,682   16,814    17,400   20,872   20,129
Cost of revenues:
  Cost of product
   revenues.............      491      473        554      844      695       746      848      776
  Cost of professional
   services revenues....    1,443    1,716      2,393    3,530    3,712     3,738    4,180    4,145
  Cost of support
   revenues.............      261      258        311      687    1,090     1,134      927      930
  Write-off of
   capitalized software.       --       --      1,804       --       --        --       --      598
                           ------   ------   --------  -------  -------   -------  -------  -------
   Total cost of
    revenues............    2,195    2,447      5,062    5,061    5,497     5,618    5,955    6,449
                           ------   ------   --------  -------  -------   -------  -------  -------
  Gross profit..........    5,509    5,818      4,533    9,621   11,317    11,782   14,917   13,680
Operating expenses:
  Sales and marketing...    2,234    2,269      2,768    4,273    4,694     4,605    5,045    5,549
  Product development...      301      358        314      834    1,036     1,180    1,314    1,522
  General and
   administrative.......      867      805      1,068    2,236    1,773     1,522    2,564    2,030
  Write-off of in-
   process research &
   development..........       --       --     33,600       --       --        --       --    2,531
                           ------   ------   --------  -------  -------   -------  -------  -------
  Total operating
   expenses.............    3,402    3,432     37,750    7,343    7,503     7,307    8,923   11,632
                           ------   ------   --------  -------  -------   -------  -------  -------
Operating income (loss).    2,107    2,385    (33,217)   2,278    3,814     4,475    5,994    2,048
Net other income........      581      590        623      208      282       249      248      253
                           ------   ------   --------  -------  -------   -------  -------  -------
Income (loss) before
 income taxes...........    2,687    2,976    (32,594)   2,486    4,096     4,724    6,242    2,301
Income taxes............    1,036    1,146        436      508    1,495     1,748    2,359    2,064
                           ------   ------   --------  -------  -------   -------  -------  -------
Net income (loss).......   $1,651   $1,830   $(33,030) $ 1,978  $ 2,601   $ 2,976  $ 3,883  $   237
                           ======   ======   ========  =======  =======   =======  =======  =======
Basic net income (loss)
 per share..............   $ 0.10   $ 0.11   $  (1.95) $  0.11  $  0.14   $  0.16  $  0.21  $  0.01
                           ======   ======   ========  =======  =======   =======  =======  =======
Diluted net income
 (loss) per share.......   $ 0.10   $ 0.11   $  (1.88) $  0.11  $  0.14   $  0.15  $  0.19  $  0.01
                           ======   ======   ========  =======  =======   =======  =======  =======

  The table below sets forth the percentage relationship of certain items to total revenues with regard to the Company's results of operations for each of the eight quarters through the quarter ended March 31, 1998.

                                                     THREE MONTHS ENDED
                          --------------------------------------------------------------------------
                          JUNE 30, SEPT. 30, DEC. 31,  MAR. 31, JUNE 30, SEPT. 30, DEC. 31, MAR. 31,
                            1996     1996      1996      1997     1997     1997      1997     1998
                          -------- --------- --------  -------- -------- --------- -------- --------
Revenues:
  Product...............    42.3%     44.2%     42.0%    41.9%    40.7%     47.1%    47.8%    36.6%
  Professional services.    36.5      37.2      41.2     39.4     41.1      35.6     36.2     44.5
  Support...............    21.2      18.6      16.8     18.7     18.2      17.3     16.0     19.0
                           -----     -----    ------    -----    -----     -----    -----    -----
   Total revenues.......   100.0     100.0     100.0    100.0    100.0     100.0    100.0    100.0
Cost of revenues:
  Cost of product
   revenues.............     6.4       5.7       5.8      5.7      4.1       4.3      4.1      3.8
  Cost of professional
   services revenues....    18.7      20.8      24.9     24.0     22.1      21.5     20.0     20.6
  Cost of support
   revenues.............     3.4       3.1       3.2      4.7      6.5       6.5      4.4      4.6
  Write-off of
   capitalized software.      --        --      18.7       --       --        --       --      3.0
                           -----     -----    ------    -----    -----     -----    -----    -----
   Total cost of
    revenues............    28.5      29.6      52.6     34.5     32.7      32.3     28.5     32.0
                           -----     -----    ------    -----    -----     -----    -----    -----
  Gross profit..........    71.5      70.4      47.4     65.5     67.3      67.7     71.5     68.0
Operating expenses:
  Sales and marketing...    29.0      27.5      28.9     29.1     27.9      26.5     24.2     27.6
  Product development...     3.9       4.3       3.3      5.7      6.2       6.8      6.3      7.5
  General &
   administrative.......    11.3       9.8      11.1     15.2     10.5       8.7     12.3     10.1
  Write-off of in-
   process research &
   development..........      --        --     350.2       --       --        --       --     12.6
                           -----     -----    ------    -----    -----     -----    -----    -----
   Total operating
    expenses............    44.2      41.5     393.5     50.0     44.6      42.0     42.8     57.8
                           -----     -----    ------    -----    -----     -----    -----    -----
Operating income (loss).    27.3      28.9    (346.1)    15.5     22.7      25.7     28.7     10.2
Net other income........     7.5       7.1       6.5      1.4      1.7       1.4      1.2      1.2
                           -----     -----    ------    -----    -----     -----    -----    -----
Income (loss) before
 income taxes...........    34.9      36.0    (339.6)    16.9     24.4      27.1     29.9     11.4
Income taxes............    13.5      13.9       4.5      3.5      8.9      10.0     11.3     10.2
                           -----     -----    ------    -----    -----     -----    -----    -----
Net income (loss).......    21.4%     22.2%   (344.1)%   13.5%    15.5%     17.1%    18.6%     1.2%
                           =====     =====    ======    =====    =====     =====    =====    =====

  Traditionally the Company has operated with very little backlog, and a significant portion of Datastream's revenues in any quarter were the result of a large number of relatively small orders received during a period. Accordingly, the Company was subject to fluctuations in the number of overall orders in any given period, which in turn was influenced by the overall level of economic and industrial activity. The Company establishes expense levels based in part on its expectations as to future net sales. As a result, any unexpected decline in revenue is likely to adversely affect operating results and net income. In addition, the acquisitions of SQL, Insta and SIS have given the Company access to the market for high-end maintenance software solutions, which generally have larger transaction sizes, take longer to implement and may result in a longer sales process. The seasonality of the Company's international operations may result in fluctuations in quarterly results. If the Company's revenues are below expectations, operating results may be materially adversely affected. No assurance can be given that the Company will be able to maintain profitability on a quarterly or annual basis in the future.

LIQUIDITY AND CAPITAL RESOURCES

  Since its inception, the Company has financed its operations through a combination of public and private equity financing, bank loans and lines of credit, and, beginning in 1988, through cash flows from operations. In 1995, 1996 and 1997 operating activities generated cash totaling approximately $2.8 million, $6.2 million and $2.2 million, respectively, primarily related to increases in net income in 1995 and 1997, and increases in net income before acquisition related charges in 1996. The Company ended its first quarter of 1998 with $4.4 million in cash and cash equivalents defined as securities maturing in less than 90 days. The Company intends to re-invest the proceeds of maturing U.S. Government securities in similar U.S. Government securities.

  In 1995, 1996 and 1997, the Company used cash from investing activities of approximately $41.5 million, $2.1 million and $4.8 million primarily related to the purchase of short-term investments, additions to property, plant and equipment and additions to capitalized software development costs. The Company completed its initial public offering in April 1995, raising net proceeds of approximately $13.6 million, and a second public offering in October 1995, raising net proceeds of approximately $25.1 million.

  The Company maintains a multi-currency bank line of credit that provides for borrowings of 70% of accounts receivable less than 60 days aged up to $5.0 million. This line expires on May 31, 1999. No borrowings were outstanding under the line of credit at March 31, 1998.

  The acquisition of SQL was completed for $31 million, consisting of $17 million in cash and $14 million in Common Stock issued pursuant to Regulation
S. In connection with the acquisition, the Company also deposited into escrow an additional $3 million in Common Stock and assumed certain of SQL's outstanding liabilities. Following the acquisition, SQL's long-term debt totaling approximately $2.7 million was repaid by the Company and additional working capital infusions of approximately $2.5 million were required to sustain SQL's operations and pay current liabilities. Approximately $950,000 of SQL's long-term debt remains, of which approximately $346,000 is scheduled to be repaid by the end of 1998 out of income from operations.

  In July 1997, the Company made a $2 million investment in Distinction Software, Inc. ("Distinction"), a leading U.S. provider of supply chain planning software. This investment represents less than 20% of the outstanding equity interests of Distinction and is included in long-term investments on the balance sheet.

  Datastream acquired Insta on March 31, 1998 for approximately $7 million, consisting of approximately $4.4 million in cash and approximately $2.6 million (130,435 shares) in Common Stock issued pursuant to Regulation S. In connection with the acquisition, the Company assumed approximately $2.1 million of Insta's outstanding liabilities and deposited into escrow 34,783 of such shares of Common Stock to cover the selling stockholders' indemnification obligations for representations and warranties made to the Company in connection with the sale of Insta.

  On June 16, 1998, the Company acquired SIS for approximately $6.5 million, consisting of $4.6 million in cash and $1.9 million (88,652 shares) in Common Stock issued pursuant to Regulation S. The Company also paid off approximately $767,000 of SIS's debt, assumed approximately $344,000 in outstanding liabilities and deposited into escrow 29,566 shares of Common Stock to cover indemnification obligations of the selling stockholders.

  The Company's principal commitments as of March 31, 1998 consisted primarily of long-term debt assumed in the acquisitions of SQL and Insta and leases of operating equipment and its foreign office facilities, and there were no material commitments for capital expenditures. The Company believes that its current cash balances, availability under its line of credit and cash flow from operations, available-for-sale investments and the proceeds of this public offering will be sufficient to finance current operating requirements, including capital expenditures, acquisitions and Year 2000 compliance costs for at least the next 12 months.

IMPACT OF RECENT ACCOUNTING PRONOUNCEMENTS

  In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("Statement No. 130"). Statement No. 130 requires that an enterprise display, with the same prominence as other financial statements, the components of comprehensive income. Statement No. 130 requires that an enterprise classify items of other comprehensive income by their nature in a financial statement and display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. Statement No. 130 is effective for fiscal years beginning after December 15, 1997. Reclassification of financial statements for earlier periods provided for comparative purposes is required. The Company adopted Statement No. 130 on January 1, 1998. The Company's financial statements have been adjusted to reflect the provisions of Statement No. 130.

  In June 1997, the FASB issued Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("Statement No. 131"). Statement No. 131 requires that an enterprise disclose certain information about operating segments and is effective for financial statements for periods beginning after December 15, 1997.

  In October 1997, the Accounting Standards Executive Committee issued Statement of Position 97-2, "Software Revenue Recognition" ("SOP 97-2"). SOP 97-2 is effective for financial statements for fiscal years beginning after December 15, 1997. The Company adopted SOP 97-2 on January 1, 1998. The adoption of SOP 97-2 did not significantly affect the Company's results of operations.

  In June 1998, the FASB issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("Statement No. 133"). Statement No. 133 requires that an enterprise recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. Statement No. 133 is effective for all fiscal quarters and all fiscal years beginning after June 15, 1999. The Company is currently assessing the effects of Statement No. 133 on its financial position.

INFLATION

  The Company believes that inflation has not had a material impact on the Company's operating results and does not expect inflation to have a material impact on the Company's operating results in 1998.

YEAR 2000

  Risks Associated with the Year 2000. Many currently installed computer systems and software products are coded to accept only a two digit format in the date code field. These date code fields will need to accept a four digit format to distinguish 21st century dates from 20th century dates. As a result, in less than two years, computer systems and/or software used by many companies may need to be upgraded to comply with such "Year 2000" requirements. There are several aspects to the Year 2000 issue, as follows:

  Impact on Revenue. The Company believes that the purchasing patterns of customers and potential customers may be affected by Year 2000 issues in a variety of ways. Many companies are expending significant resources to correct or patch their current software systems for Year 2000 compliance. These expenditures may result in reduced funds available to purchase software products such as those offered by the Company. Conversely, Year 2000 issues may cause other companies to accelerate purchases of software to replace non-year 2000 compliant applications, causing a short-term increase in demand for the Company's products. There is no assurance that such increase in demand will be realized. Either of the foregoing could have a material adverse effect upon the Company's business, operating results and financial condition.

  Year 2000 Compliance. The Company has obtained ITAA Year 2000 certification and believes that the current versions of its products are Year 2000 compliant. Datastream's current products store and calculate dates in a four digit format for the entire operational range. The Company regularly runs regression tests on its software, including tests of the Year 2000 rollover. Based on the above, it is not expected that the Company's products will be adversely affected by date changes in the year 2000. However, there can be no assurance that the Company's products contain and will contain all features and functionality considered necessary by customers, distributors, resellers and systems integrators to be Year 2000 compliant. Certain customers of the Company may still be running earlier versions of the Company's products, which earlier versions are not Year

2000 compliant. The Company is in the process of informing customers of the need to migrate to current products that management believes are Year 2000 compliant. For those products that can be made compliant through the use of a software script, the Company has made or is in the process of making such script available to customers. The Company anticipates that generally throughout the software industry substantial litigation may be brought against software vendors of non-compliant operating environments. The Company believes that any such claims against the Company, with or without merit, could have a material adverse effect on the Company's business, operating results and financial condition.

  Internal Systems. The Company has also reviewed its internal systems for Year 2000 compliance and is in the process of upgrading to Year 2000 compliant versions from third party software vendors, modifying certain systems, and planning to replace certain systems with new third party software, which the Company expects to complete prior to January 1, 2000. In addition to making its own systems Year 2000 ready, the Company has also begun to contact its key suppliers and vendors to determine the extent to which the systems of such suppliers and vendors are Year 2000 compliant and the extent to which the Company could be affected by the failure of such third parties to be Year 2000 compliant. The Company has created a Year 2000 Committee to coordinate the efforts to become Year 2000 compliant. Management does not believe that the cost to bring its software products and internal systems into Year 2000 compliance will have a material adverse effect on the Company's results of operations or financial condition. However, delays in upgrading some systems to Year 2000 compliance, or a failure to fully identify all Year 2000 dependencies in the Company's systems and in the systems of its suppliers, vendors, and financial institutions could have material adverse consequences, including delays in the delivery or sale of products.

  Expenses Related to Year 2000 Compliance. The Company has not incurred significant expense in becoming Year 2000 compliant as this has been achieved as a part of regular upgrades to its internal operating systems. Future costs related to Year 2000 compliance are not expected to have a material adverse effect on the Company's results of operations or financial condition.

                                   BUSINESS

OVERVIEW

  Datastream develops, markets, sells and supports personal desktop computer, file server and client/server enterprise software for the industrial automation market. The Company's products are designed to enable customers to reduce downtime, control maintenance expenses, cut spare parts inventories and costs, improve purchasing efficiency and more effectively deploy productive assets, personnel and other resources. The Company's line of products include solutions for virtually any size operation--from the single, small shop with basic requirements to the large, multi-site client needing a full-featured enterprise solution. Datastream's products have garnered Plant Engineering magazine's "Gold Product of the Year" award in the software category in each of the last five years. The Company is an established leader in the CMMS/EAMS market based on unit sales, having sold over 39,000 CMMS systems to approximately 20,000 customers. The Company sells its products through a combination of direct and telesales efforts. The Company's objective is to maintain its leading position in the CMMS/EAMS market by continuing to provide feature-rich software solutions and being a value leader in each area of the CMMS/EAMS market.

INDUSTRY BACKGROUND

  Similar to the wide acceptance and rapid adoption of ERP packaged applications targeted at improving efficiencies in manufacturing, finance, and human resources functions, organizations are adopting CMMS/EAMS solutions to reduce costs, improve plant efficiency and increase capacity utilization. The CMMS/EAMS market includes process and discrete manufacturers, government agencies, universities, hospitals and other organizations which maintain high-value capital assets such as plants, facilities, and production equipment. Automation Research Corporation, an independent research firm, estimates that the size of the global CMMS/EAMS market was approximately $900 million in 1997.

  CMMS generally includes any computer software application designed to track, monitor and maintain histories on capital assets such as production equipment, spare parts inventories, plants and facilities and to compare and contrast key asset performance data. Catastrophic equipment failures, sub-optimal equipment performance and unnecessary "preventive repairs" are common occurrences at facilities that do not employ some means of systematically managing maintenance and repair activities. Manual methods represent an inefficient way to perform data collection and statistical analysis. CMMS enables corporations to increase efficiency and reduce costs by, among other things, reducing the probability of catastrophic failures, reducing unscheduled downtime, eliminating costly excess repair parts inventories, improving spare parts procurement processes and allowing maintenance tasks to be scheduled more effectively to permit maximum utilization of resources. The resulting incremental gains in efficiency generally translate directly into lower operating costs.

  EAMS generally refers to that segment of the CMMS market that is oriented towards organizations with large, multinational operations with a number of geographically dispersed locations and very large investments in multiple plants or facilities. EAMS installations are differentiated by enterprise scaled features such as large relational databases, global asset tracking capability, configurable workflow, multiple concurrent language capability, centralized inventory control and coordinated worldwide purchasing functionality. Enterprises deploying EAMS solutions seek a combination of technology, database capability and features that are able to be implemented over wide area networks, intranets, or satellite-based communications systems.

  A critical component of CMMS/EAMS software is MRO procurement. For example, a preventive maintenance routine might require spare parts for completion. CMMS/EAMS software will check the spare parts inventory managed by the system, execute a purchase order in the event of inventory depletion, and prepare the work order. Currently, MRO purchase orders are executed via fax and/or telephone to a large and highly fragmented group of MRO suppliers. According to a study released by Industrial Market Information, Inc. in January 1998, the current size of the market for MRO procurement is estimated to be $220 billion. It is expected that much of this procurement activity will eventually be processed through the Internet. According to a November 1997 study by The Yankee Group, the market for MRO procurement through the Internet is expected to grow from $3.0 billion in 1997 to $71.0 billion in 2000.

  The market for CMMS/EAMS software is relatively fragmented. Most of the larger vendors, including the traditional ERP software providers, have focused predominantly on the high-end of the CMMS/EAMS market with solutions costing several million dollars and requiring lengthy implementations. Organizations of all sizes deploy CMMS/EAMS solutions in an effort to increase operating efficiencies and reduce overall maintenance costs. Such organizations seek a solution that offers a broad range of advanced features and functions integrated within a broader ERP solution, scales to the specific needs of a particular organization, is easily used and installed and is well supported with upgrades and services.

THE DATASTREAM SOLUTION

  The Company has met the highly diversified needs of the CMMS/EAMS market by providing a range of software and services that increase productive use of capital assets through both standard and customized solutions geared toward the particular needs of virtually any size manufacturer or facility. Management estimates that, on average, through the use of its CMMS/EAMS solutions, companies can reduce maintenance and production costs between 10% and 30%. The Company is the world leader in providing such CMMS/EAMS solutions, with approximately 39,000 systems sold worldwide and a 43% market share, based on systems sold, among the top ten providers. The Datastream solution is based on the following four hallmarks:

  Simplicity. The Company's software is designed as a broadly applicable best-of-breed CMMS/EAMS solution which offers customers ease of use, ease of implementation and ease of integration with existing operations, including ERP systems. Common graphical user interfaces across products and platforms allow customers to smoothly upgrade and/or migrate to next generation solutions. The Company's software includes wizards that provide step-by-step instructions to simplify maintenance management and ensure full realization of the benefits of the Datastream solution.

  Technology. Datastream is a technology leader within the CMMS/EAMS industry. The Company's software is based on industry standards including Microsoft Windows and NT operating systems and Microsoft and Oracle databases. This provides a high degree of scalability from a smaller shop with basic requirements to global enterprises needing a full-featured enterprise solution. Datastream is also forward thinking in upgrading its software to take advantage of proven new technologies such as the Internet, thin client architecture and wireless connectivity.

  Functionality. Datastream provides customers with a fully integrated end-to-end CMMS/EAMS solution that schedules maintenance tasks and repairs, generates work orders, manages multi-site inventory and centralizes spare parts purchasing. Datastream's open architecture facilitates integration with financial management, production, building controls and personnel software applications for more comprehensive data analysis and business planning. This analysis and planning helps customers identify critical information to improve equipment reliability and increase plant capacity.

  Value. Datastream offers an attractive value proposition to its customers. The Company's efficient software development efforts, diversified sales and marketing approach, and low-cost infrastructure allow Datastream to consistently compete as a full-featured CMMS/EAMS solution provider at a value price. In addition, given the simplicity and functionality of the Datastream solution, customers are able to rapidly implement a solution that delivers reduced maintenance costs and an increased return on investment.

STRATEGY

  The Company's objective is to maintain its leading position in the CMMS/EAMS market by continuing to provide feature-rich software solutions and being a value leader in each segment of the CMMS/EAMS market. To achieve this objective, the Company intends to continue to pursue the following strategies:

  Maintain and Extend Technological Leadership. The foundation of the Company's success is its ability to offer one of the most technologically advanced CMMS/EAMS solutions. Since 1986, Datastream has successfully migrated its products from Microsoft-DOS to Windows desktop, file server and then client/server versions. The Company has and continues to increase its ability to integrate its products with third-party applications, including those of leading ERP providers, and was among the first to establish an Internet-based product line. The Company intends to continue to enhance and redesign its products to keep it at the forefront of its customers' evolving technology needs.

  Increase Market Share Through Diversified Sales Efforts. The Company complements its wide range of product offerings with a diversified sales approach that targets each segment of the CMMS/EAMS market. Domestically, the Company intends to continue to grow its large telesales team as a cost-effective means of maintaining its dominant position in the low-end and middle segments of the market. The Company plans to continue to increase its geographically dispersed, direct sales force to add market share at the high-end segment of the market, building on its significant expansion in 1997. The Company plans to maintain its indirect channel relationships to sell products in the low-end segment of the market. Internationally, the Company employs a direct sales approach for most major markets and uses third party distributors in those markets where it does not have a direct presence.

  Leverage and Expand Existing Customer Base. The Company intends to generate additional software and professional services revenue from its large installed base of approximately 20,000 customers by providing a wide range of software and services that address the particular needs of any size enterprise. The Company offers its customers additional products and services to address on-going increases in demands for increased plant capacity utilization, improved MRO procurement efficiency and reduced costs. Datastream also intends to target its customers that are smaller divisions of larger corporations to sell a broader enterprise solution.

  Continue to Pursue Strategic Alliances and Acquisitions. The Company intends to leverage its position as the established unit sales leader in the CMMS/EAMS market by continuing to enter into strategic technical and distribution alliances with leading ERP and MRO vendors both domestically and internationally. Management believes that such alliances will enable the Company to further penetrate the increasingly competitive high-end segment of the market and provide cost-effective distribution channels in the low-end. The Company also intends to continue to acquire foreign CMMS/EAMS companies that have built a strong regional presence and have technologies and products that complement those of the Company.

  Increase Professional Services, Training and Support Revenues. As the Company sells more complex CMMS/EAMS systems (particularly client/server systems), management expects to have additional opportunities to increase professional services, training and support revenues. The Company intends to continue to expand its professional services personnel and capabilities to meet the sophisticated systems integration and customization needs of its customers. The Company plans to expand its product support and training capabilities, which management believes strengthens long-term relationships with customers.

  Capitalize on MRO Electronic Commerce Opportunity. Management estimates that the Company's existing customer base utilizes the Company's software to generate several billions of dollars of purchase orders each year for spare parts and supplies. Although those purchase orders are typically executed via fax or phone to a highly fragmented market of MRO suppliers, the Company believes customers will increasingly process orders through the Internet in order to reduce administrative and transactional costs. The Company believes that, because of its large installed customer base and strong MRO supplier relationships, it is well positioned to capitalize on this potential electronic commerce opportunity.

PRODUCTS

  The Company's line of products include solutions for virtually any size operation from the single, small shop with basic requirements to the large, multi-site client needing a full-featured enterprise solution. New software versions are developed routinely to reflect changes in technology and market demand. A common graphical user interface facilitates seamless upgrades across most platforms and releases of the Company's products. The Company's products are distributed through telesales, direct sales and an international distributor network. MaintainIt is also sold through indirect channels and marketing alliances. An earlier version of MaintainIt can be downloaded free of charge from the Company's website.

  The following graphic illustrates the range of the Company's software products, including their target markets, segmented by target customer average annual revenues, range of concurrent users, and sales channels:


                                   [GRAPHIC]

TARGET MARKET                       PRODUCT                       SALES CHANNEL

HIGH-END                              MP5                          DIRECT SALES
($500M+)                             Up to
                                  1,000 users

MIDDLE                                MP2
($50M-$500M)                    (CLIENT/SERVER)
                                Up to 250 users

                                      MP2                             TELESALES
                                 (FILE SERVER)
                                  1-20 users


                                MAINTAINIT PRO
LOW-END                           1-10 users
($0-$50M)

                                  MAINTAINIT
                                  1-10 users

                                                                   INDIRECT/WEB

  The following is a detailed description of the Company's primary products:

  MaintainIt and MaintainIt Pro. MaintainIt for Windows is an off-the-shelf, entry-level maintenance system marketed primarily to small businesses (fewer than 20 employees) as an inexpensive alternative to the Company's other products. MaintainIt provides basic tools for scheduling routine maintenance tasks and repairs, generating work orders, tracking parts inventory and equipment history, and creating purchase orders and basic management reports. MaintainIt Pro for Windows contains all the features of MaintainIt as well as numerous custom fields and a scheduling calendar. Both MaintainIt and MaintainIt Pro feature the Microsoft Access database, run on Windows 95/NT, and are available in single-user and networked versions. MaintainIt and MaintainIt Pro are available through catalogs and directly from the Company. The cost for MaintainIt and MaintainIt Pro, including software license, support and servicing, ranges on average from $189 for a single-user configuration to $3,495 for a four- to ten-user configuration.

  MP2 Professional. MP2 Professional, available in both file server and client/server versions, is designed for small- to medium-sized facilities where greater numbers of users need access to maintenance data and records for cost/benefit analysis as well as maintenance functions. MP2 Professional offers a large number of advanced capabilities not available in MaintainIt or MaintainIt Pro, including a customizable graphical interface, field level security, safety notes and training records. MP2 Professional is able to generate over 4,000 standard reports providing analysis down to specific location, piece of equipment, and employee. Add-on features to MP2 Professional include the capability to integrate OSHA regulations and FDA validation. The file server version of MP2 Professional is available for Microsoft Access databases; the client/server version is available for Microsoft SQL Server databases. The client/server version of MP2 Professional has a thin client, leaving most of the work to the server, which minimizes processing time, ensures data integrity and security, and reduces network traffic. This version features wizards, context sensitive on-line help, customizable toolbars and Microsoft BackOffice compatibility. Including software license, support and servicing, the cost of the file server version of MP2 Professional currently ranges from $1,995 for a single-user configuration to $15,000 for a four- to ten-user configuration; the client/server version of MP2 Professional ranges from $4,995 for a single-user configuration to $50,000 for more complex configurations.

  MP2 Enterprise. This product is designed to handle the functional demands of large organizations where enterprise-wide solutions are required to manage capital assets and personnel in multiple locations across the globe. Aside from all of the features provided by MP2 Professional, MP2 Enterprise offers support for multi-site inventory management, global security and centralized purchasing, and provides data to detect equipment problems leading to downtime and to assist in root cause failure analysis. MP2 Enterprise's open system interface architecture facilitates integration with other software applications, such as ERP, financial management, production, building controls and personnel applications, for more comprehensive data analysis and business planning. MP2 Enterprise has been integrated with the products of ERP vendors such as Platinum, J.D. Edwards and QAD. This product is available for both Oracle and Microsoft SQL Server databases and runs on Windows 95/NT operating systems. MP2 Enterprise has a thin client "intranet ready" architecture and features full e-mail integration and Microsoft OLE (Object Linking and Embedding) capability. The cost of MP2 Enterprise, including software license, support and servicing, ranges on average from $20,000 for a three-user configuration to $300,000 for more complex multi-user configurations (although certain configurations can reach several millions of dollars).

  Internet-based MP2 Add-on Products. In 1997, the Company expanded the capabilities of MP2 Professional and MP2 Enterprise through the introduction of a range of Internet-based products. These products include MP2 Weblink, RequestLink and PagerLink. Weblink is designed to help a customer capitalize on its corporate intranet investment and the global Internet by easily extending basic MP2 Enterprise functionality to any machine with intranet/Internet access using a standard Internet browser. Through RequestLink, work requests may be sent by e-mail from non-system workstations. PagerLink automatically notifies any employee with a text pager when MP2 Enterprise generates a work order on assigned equipment. If the first page gets no response, the system automatically escalates to another employee or supervisor. Weblink ranges in price from $995 for a five-user file server configuration to $4,995 for an unlimited-user client/server version. RequestLink ranges in price from $995 for a five-user file server configuration to $4,995 for an unlimited-user client/server version. Pagerlink is available for $1,995.

  MP5. MP5 is designed for large enterprises with asset intensive and safety critical operations, such as utilities, telecommunications, oil and gas, transportation and mining industries. It is also well-suited for very large organizations with high transaction volumes that require highly configurable applications. MP5 supports multiple platforms and multiple languages concurrently. Its open system architecture allows rapid deployment with ERP systems, equipment monitoring devices, handheld computers, barcode scanners, and virtually any other data source. MP5 has been integrated with the products of ERP vendors such as Oracle and SAP. MP5 addresses configuration management, workflow management, inventory management, document management, purchasing management, project management, workflow capacity management and financial/budgets management through its various modules and options. Other unique features include an outsourced maintenance activity tracker, a standard library of frequently executed work orders, a short-term scheduling feature, a report manager, extensive security features and on-line, context sensitive help. MP5 operates on all Oracle compatible systems for up to 1,000 concurrent users, is fully Web-enabled, and is accessible anywhere in the world via a common Internet browser. The cost of MP5, including software license, support and servicing, ranges on average from $78,000 for a five module standard configuration (base module plus asset, work, material and purchasing management modules) supporting a minimum of eight users, to several millions of dollars for systems supporting a very high number of users.

  All prices of the Company's products are subject to change. The Company has developed a number of foreign language versions of its products: MaintainIt Pro is available in eleven languages; MP2 Professional file server version is available in five languages; MP2 Professional client/server version and MP2 Enterprise are both available in ten languages; MP5 is available in seven languages.

PROFESSIONAL AND SUPPORT SERVICES

  The Company offers four types of professional services to customers: (i) customization, which enhances the functionality of a customer's system, (ii) integration, which provides on-site installation and systems integration services for client/server systems, (iii) consulting and advisory services to provide solutions to customer-specific applications problems, such as spare parts inventory management or preventive maintenance, and (iv) customer training. The Company offered a total of 505 training sessions in 1997 at its training facilities in Greenville, South Carolina, Irvine, California, Dallas, Texas and Chicago, Illinois. On-site customer training is also available. As of May 31, 1998, the Company employed 173 professional services personnel. Most of the Company's professional services are performed on a daily fee arrangement in connection with installations of the Company's systems. Typical daily rates range from $795 to $1,500.

  Maintenance and support services include unlimited, toll-free international access to Datastream's TechSupport staff, free product upgrades (including data conversions), a searchable Internet site for common questions and requests, e-mail support and an Internet-based file download service. As of May 31, 1998, the Company employed 74 support personnel in support operations. The Company provides support for its international customers via a tiered approach: first-level support is provided by the local sales office, with back-up expertise being supplied by the corporate help desk in Greenville, South Carolina.

  One-year maintenance and support subscriptions range in cost from $79 for MaintainIt to $2,795 for a networked MP2 Professional system with 50 or more users. The cost of a typical one-year maintenance and support subscription for MP2 Enterprise and MP5 is approximately 18% of the price of the applicable software license.

CUSTOMERS

  Datastream's customer base is highly diversified. Datastream has sold systems to approximately 20,000 companies in 96 countries through a combination of telesales, direct sales and international distributors in virtually every major industry. Datastream products are found in almost every industry where capital investments are the norm, including aerospace and defense, automotive, chemicals, communications, computers and electronics, food, general facilities, general manufacturing, government, healthcare, hospitality, metals, petroleum, shipping and transport and utilities.

  The Company has sold approximately 39,000 systems since inception and has grown its installed base by an average of 70% annually during the last 5 years. The Company has developed a number of foreign language versions of its products. Each of these translations is adapted to the country served and technical assistance is provided by local experts in order to ensure that the Company's standard for training and technical support is the same worldwide. The broad applicability of the Company's systems is demonstrated by the diversity of the Company's customer base, which includes the following customers currently using the Company's products in selected industries:

AEROSPACE/DEFENSE          FOOD PROCESSING              METALS
Allied Signal              Ben & Jerry's                Berg Steel Pipe
Lockheed Martin            Cargill                       Company
Naval War Airfare          Frito-Lay                    Nucor Steel
 Department                Kroger                       Reynolds Metals
Raytheon                   Stroh Brewery                Spartan Steel
Rockwell International                                  Worthington Steel


AUTOMOTIVE                 GENERAL FACILITIES           PETROLEUM
Canadian Autoparts--       American Greetings           Chevron
 Toyota                    Cutler-Hammer                Fina Oil & Chemical
Dana Corporation           Family Dollar                Marathon Oil
Harley Davidson            Kmart                        Texaco
Lear Seating Corporation   Maritz                       Total Oil
Subaru Isuzu Automotive


                                                        SHIPPING AND
CHEMICALS                  GENERAL MANUFACTURING         TRANSPORTATION
Dow Chemical               Caterpillar                  BC Transit--Vancouver
Great Lakes Chemicals      Colgate Palmolive            Go Transit--Toronto
Morton International       Johnson Controls             Paris Metro
Rhone-Poulenc              Mattel                       Port of Rotterdam
Witco Corporation          Polaroid                     TRW




COMMUNICATIONS             GOVERNMENT                   UTILITIES
AT&T Global Information    Arlington County Government  Denver Metro Wastewater
 Solutions                 City of Dallas               ENRON
AT&T Wireless              City of Las Vegas            Gottenburg Energi
MCI                        West Virginia Department of  London Electricity
Pacific Bell Mobile         Administration              Southern Nuclear
 Services                  York County
US West Wireless

COMPUTERS AND ELECTRONICS  HEALTHCARE
Advanced Micro Devices     Bellevue Hospital Center
Dell Computers             Blue Cross/Blue Shield
Emerson Electric           Huntsville Hospital
Hewlett-Packard            Kaiser Permanente
Sony                       Memorial Sloan Kettering Cancer Center



  No customer has represented more than 1.5% of the Company's total annual revenue in any of the last three fiscal years.

SALES AND MARKETING

  The Company markets and sells its products and services through 205 sales and marketing professionals (as of May 31, 1998), including a telesales force of 99 representatives and a direct sales force of 72. In addition, the Company's low-end products are sold through indirect channels and marketing alliances. During 1997, the Company expanded its direct sales force significantly in order to call on larger accounts and to market its enterprise-wide CMMS/EAMS solutions, including MP5, worldwide. The Company uses a computerized sales and marketing software system with database marketing, telemarketing, lead tracking and analysis and customer support capabilities.

  The Company's marketing department consists of 23 employees and is responsible for generating leads through advertising, public relations, trade shows and seminars, strategic partnerships and direct mail. The marketing department is also responsible for product marketing, market research and competitive analysis and provides competitive, customer and prospect input into the Company's product development efforts. To enhance its marketing efforts, Datastream sponsors a users conference each year. The conference provides an opportunity for decision makers in targeted industries to attend training sessions, workshops and presentations addressing both maintenance issues generally and Datastream products specifically, and to interact with other users and Company employees.

  The cornerstone of the Company's sales and marketing efforts is its 99-person telesales team. The relatively inexpensive nature of the Company's systems available for the low-end and middle segments of the market, combined with the excellent quality of product information and order fulfillment items generated by the marketing department, make the Company's telesales approach a cost-effective vehicle for accessing these segments of the market and achieving gains in market share. Management routinely monitors the performance of the Company's personnel to determine that each member of the telesales staff is performing acceptably.

  Internationally the Company uses a direct and telesales sales force out of its offices in The Netherlands, Germany, Singapore, the United Kingdom, France, Mexico as well as its Greenville, South Carolina headquarters. In addition, the Company has a network of distributors located throughout the balance of Europe, Latin America and the Pacific Rim.

PRODUCT DEVELOPMENT

  As of May 31, 1998, the Company's product development department consisted of 103 people, spread among four groups: Development, Quality Assurance, Documentation and Localization. The Development group consisted of 65 software developers, most of whom hold advanced programming or engineering degrees. From time to time, the Company utilizes outside contractors for certain product development projects.

  Datastream has been able to respond quickly to technology trends. The Company introduced its first DOS-based desktop product in 1986. In 1994, it released a Windows-based desktop product and shortly thereafter added PC networking capabilities with its file server products. In 1996, the Company released the first of its enterprise class products based on a client/server architecture. These products have quickly achieved widespread market acceptance. The Company's product development efforts are currently focused on making extensive use of the Internet as a medium for client connection to the Company's mid- and high-end products.

  The Company is also currently focused on major enhancements to its flagship MP2 Enterprise product. The next release, MP2 Enterprise version 6.0, will feature improved functionality, security, and multi-site capability. Such features will enable improved management of data from multiple sites on one physical database server, thereby allowing centralized control of purchasing and inventory across multiple sites. Version 6.0 is planned for release in mid-1998 for Oracle and late-1998 for Microsoft SQL Server.

  MP2 Enterprise version 7.0, which the Company plans to release in 1999, will represent a major architecture shift needed to take advantage of the Internet. Version 7.0 will be browser based, meaning that no setup or maintenance will be needed for any workstation using version 7.0. This architecture will present significant savings to customers in decreased cost of implementation, as well as greatly reduced support expenditures. Version 7.0 will also feature an n-tier architecture, which will allow version 7.0 to be scaleable serving anywhere from a small 3-user maintenance operation to the multi-site enterprise installations. Version 7.0 will also incorporate enhanced workflow capabilities and a customizable interface.

  The Company plans to continue its web-centric development of MP5 with a focus on improving the alignment of MP5 with the Company's products to facilitate seamless customer migration. Planned improvements to MP5 will also include enhanced ERP integration capabilities and additional functional modules, including a training register module to comply with OSHA and NRC requirements.

  Datastream received Year 2000 certification for its development methods from the Information Technology Association of America (ITAA). This means the Company is believed to have the correct controls in its development process and methods to ensure the software produced is Year 2000 compliant. The following primary products are considered Year 2000 compliant: MaintainIt 3.0, MaintainIt Pro 3.01, MP2 Professional 4.6 (16 and 32 bit versions), MP2 Professional 5.0, MP2 Enterprise (all version 5 series), MP2 Enterprise (all version 6 series) and MP5. See "Risk Factors--Year 2000."

  Although management believes that the Company's product development staff will be able to meet their development challenges, there can be no assurance that the above or any other development projects will be completed in a timely manner or will result in a product that achieves market acceptance.

  Product development expenses consist principally of salaries and certain other expenses related to development and modifications of software products, which are capitalized in accordance with Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed" ("Statement No. 86"). Capitalization of such costs begins only upon establishment of technological feasibility as defined in Statement No. 86 and ends when the resulting product is available for distribution. Annual amortization of capitalized product development costs is provided at the greater of the ratio of current product revenue to the total of current and anticipated product revenue or on a straight line basis over the estimated economic life of the software, which is not more than eighteen months or three years, depending on the product. The Company's software development expenditures were approximately $2.3 million, $4.0 million and $6.6 million in 1995, 1996 and 1997, respectively. Of these amounts, the amounts capitalized were approximately $573,000, $2.6 million and $2.3 million, respectively. In December 1996 and in March 1998, the Company took one-time charges of $1.8 million and $598,000, respectively, related to the write-off of capitalized software deemed obsolete or superseded by the products obtained through acquisitions of SQL and Insta.

COMPETITION

  The Company has historically concentrated its efforts in the low-end segment of the CMMS/EAMS market, in which typical transaction sizes (including software and customization, integration, training and support services) are up to $20,000. In this segment, Datastream encounters competition from a variety of vendors, including companies such as CK Systems, JB Systems and DP Solutions, Inc., that offer off-the-shelf CMMS applications for desktop and file server systems. Management believes the Company has achieved a dominant position at the low end of the market.

  Competition in the high-end segment of the market is less fragmented and is dominated by large vendors such as Indus International (which recently acquired The System Works (TSW)), Marcam Corporation, Mincom, Inc., Project Software and Development, Inc. (PSDI) and several ERP vendors such as SAP, who offer enterprise-wide management systems (including maintenance modules) for use in a client/server environment. Increasing customer demand for client/server products may make the Company subject to increased competition if these vendors choose to modify their products to offer lower-priced client/server capabilities in PC network markets.

  The introduction of the Company's MP2 Enterprise and MP5 products placed the Company into increased competition with certain of its competitors who offer client/server products, such as PSDI and Indus. Further, its international acquisitions puts the Company into direct client/server competition across each of the product lines offered by PSDI and Indus, as well as in competition with products offered by certain ERP vendors. The Company competes internationally with both local or regional providers of CMMS/EAMS, and with CMMS/EAMS vendors that operate on a global basis. Local and regional competitors are generally smaller, but are more knowledgeable of the specific markets in which they compete. Global competitors such as PSDI and Indus participate actively in the European, Latin American and Pacific Rim countries, entering these markets through distributors, direct sales and service offices or through strategic partnerships. Competition in these countries is frequently intense and while the Company has been successful in integrating SQL and Insta so as to compete from a local basis in Europe, and extending elsewhere through distributorships, there is no guarantee that the company will continue to prevail in these markets.

  The Company's products compete on the basis of quality, price, technical support and service, application features and ease-of-use. Management believes that the Company's products and services compete favorably with respect to these factors. However, certain of the Company's existing competitors, as well as a number of potential market entrants, have greater financial, marketing, service and support and technical resources than the Company. The Company will be required to make continued investment in product development to meet competitive pressures. There can be no assurance that the Company will have sufficient resources to make those investments or that the Company will be able to make the technical advances necessary to continue to compete effectively in the future.

INTELLECTUAL PROPERTY

  The Company claims exclusive title to and ownership of the software it develops. The Company relies on a combination of trade secret, copyright and trademark laws, nondisclosure and licensing agreements, the contractual provisions in "shrink-wrap" licenses and other contractual provisions and technical measures to protect its intellectual property rights. There can be no assurance that these protections will be adequate to protect the Company's intellectual property rights or that the Company's competitors will not independently develop software products that are superior to the Company's products. Existing copyright laws provide limited protection to the Company in prohibiting competitors from independently producing software products that are substantially similar to Datastream's products. The Company does not hold any patents or have any patent applications pending.

  Although in limited instances involving large sales the Company may specifically negotiate license agreements that are signed by both the licensee and the Company, in the substantial majority of sales, the Company relies on a "shrink-wrap" license for protection against unauthorized use of its products. Certain provisions of these licenses, including restrictions on use, copying, transfer and disclosure of the licensed program, may be unenforceable under the laws of certain jurisdictions. In addition, through its international acquisitions, and based upon its internal expansion efforts, the Company is increasing the sales of its products internationally. This entails certain additional intellectual property risks in that the laws of some foreign countries do not protect the Company's proprietary rights to the same extent as do the laws of the United States. Although the Company believes that its products, trademarks and other proprietary rights do not infringe upon the proprietary rights of third parties, there can be no assurance that such parties will not assert infringement claims against the Company. Any such claim made against the Company, with or without merit, could be time-consuming and expensive to defend. The loss of proprietary technology or a successful claim against the Company could have a material adverse effect on the Company's financial condition and results of operations.

EMPLOYEES

  As of May 31, 1998, the Company employed approximately 628 persons on a full-time basis, including 205 sales and marketing personnel, 248 service and support representatives, 72 administrative personnel and 103 employees involved in product development. None of Datastream's employees is represented by a labor organization and the Company is not a party to any collective bargaining agreement. Management considers relations between the Company and its employees to be very good.

PROPERTIES

  The Company conducts its principle operations out of a 125,000 square foot headquarters building owned by the Company located in Greenville, South Carolina. The Company also owns a 15,000 square foot building in Dessau, Germany. The Company also has the following properties under lease:

                                                                       SQUARE FOOTAGE
     LOCATION                         LEASE EXPIRATION                   (APPROX.)
     --------                         ----------------                 --------------
     Munich, Germany                  November 2002                        16,000
     Rotterdam, The                   November 2002
      Netherlands                                                          12,000
     Singapore                        November 1999                         6,000
     Minneapolis, Minnesota           October 1998                          5,000
     Slough, Great Britain            March 2000                            4,000
     Grenoble, France                 February 1999                         3,250
     Irvine, California               January 2000                          3,000
     Paris, France                    August 2001                           2,000
     Chicago, Illinois                December 1999                         1,500
     Dallas, Texas                    January 2000                          1,500
     Monterrey, Mexico                January 2000                          1,000
     Shanghai                         Month-to-Month                        1,000

LEGAL PROCEEDINGS

  Datastream is occasionally involved in litigation relating to claims arising out of its operations in the normal course of business. Datastream is not currently engaged in any legal proceedings that are expected, individually or in the aggregate, to have a material adverse effect on the Company.

                                  MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

  The executive officers and directors of the Company and their ages as of June 26, 1998, are as follows:

          NAME            AGE                       POSITION
          ----            ---                       --------
Larry G. Blackwell......   57 Chairman of the Board, President and Chief Executive
                              Officer
Daniel H. Christie......   45 Chief Financial Officer
John M. Sterling, III...   36 Vice President of International
John Fury Christ........   42 Vice President of Development and Chief Technology
                              Officer
Richard T. Brock (1)....   50 Director
Ira D. Cohen (2)........   47 Director
John M. Sterling, Jr.      60 Director
 (1)(2).................
Kenneth D. Tracy (1)(2).   56 Director

--------
(1) Member of Compensation Committee.
(2) Member of Audit Committee.

  Larry G. Blackwell, the founder of the Company, has served as Chairman of the Board, Chief Executive Officer and President of the Company from its inception in 1986. Prior to founding the Company, he was President of the Datastream Systems Division of a subsidiary of Wisconsin Power & Light. He also co-founded and formerly served as Chairman of the Board of EDI Technology Companies, an environmental process engineering consulting company. Dr. Blackwell holds a B.S. degree in Engineering from the University of Mississippi, a Master of Science degree from The Georgia Institute of Technology and a Ph.D. in Environmental Systems Engineering from Clemson University. Dr. Blackwell is a registered Professional Engineer in Illinois, Pennsylvania and South Carolina and was named Inc. magazine's 1994 "Entrepreneur of the Year" in the Master Entrepreneur category for the State of South Carolina. Dr. Blackwell has been a member of the Board of Directors of Emergent Group, Inc. since 1997.

  Daniel H. Christie served as Controller of the Company from July 1993 to December 1994, and has held the position of Chief Financial Officer since December 1994. Prior to joining the Company, from 1991 to 1993, Mr. Christie served as Group Finance Manager for Digital Equipment Corporation. From 1989 to 1991, Mr. Christie served as Digital Equipment's PWB Group Cost and Budgets Manager and the Plant Controller for Digital Equipment's Printed Wiring Board Advanced Technology Center in Greenville, South Carolina. He presently serves as a director and as the President and Treasurer of Vaughn-Russell Candy Co., a small, family-run business. Mr. Christie holds an A.B. degree in Economics from Colgate University and an M.B.A. in Accounting/International Finance from the Johnson School, Cornell University.

  John M. Sterling, III has served as the Company's Vice President of International since September 1997, overseeing the Company's international operations. Prior to holding such position, Mr. Sterling served as the Company's Managing Director of European Operations from February through August 1997. Mr. Sterling also served as the Company's Vice President of Sales from 1989 to January 1997. Prior to joining Datastream, Mr. Sterling was a Regional Sales Manager for Silicon Valley Products. Mr. Sterling holds a B.S. degree in Political Science from The Citadel. Mr. Sterling is the son of John
M. Sterling, Jr., one of the Company's directors.

  John Fury Christ served as Manager of Development of the Company from May 1992 to December 1994, and has held the position of Vice President of Development since December 1994. In January 1997, Dr. Christ was named Chief Technology Officer of the Company. Prior to joining the Company on a full-time basis, Dr. Christ served as President of Positech, Inc. from January 1990 to May 1992. During this period, Positech was awarded a Small Business Innovative Research Contract for the application of neural networks in support of the U.S. Government's Strategic Defense Initiative. From 1988 to 1990, Dr. Christ provided contract software development services to the Company. Dr. Christ holds B.S. and Master of Science degrees in Electrical and Computer Engineering, and a Ph.D. in Computer Science, all from Clemson University.

  Richard T. Brock has served as a director of the Company since August 1993. In 1984, Mr. Brock founded the predecessor of Firstwave Technologies, Inc., a publicly-held provider of sales and marketing automation software, for which he has served in various capacities, including Chief Executive Officer and President, since 1984. He currently serves as a director of Firstwave Technologies and as the founding partner of Brock Capital Partners, a privately-held venture capital fund. He also founded and formerly served as Chief Executive Officer of Management Control Systems, Inc. Mr. Brock is a nationally-recognized software developer, author and speaker on sales, marketing and service automation and business development strategy. Mr. Brock received a B.S. degree from Spring Hill College and an M.B.A. from Louisiana State University. He is also a certified public accountant.

  Ira D. Cohen has been a director of the Company since February 1995. Since 1988, Mr. Cohen has served as a Managing Director of Updata Capital, Inc., an investment banking firm focused on mergers and acquisitions in the information technology industry. Mr. Cohen founded Updata Software, Inc., and from 1986 to 1988 served as that company's Chief Financial Officer. Mr. Cohen is also a director of Computer Learning Centers, Inc. Mr. Cohen holds a Bachelor of Science degree in Accounting from City University of New York, Herbert H. Lehman College, and he is a registered certified public accountant in New York and New Jersey.

  John M. Sterling, Jr. has served as a director of the Company since February 1986. He has also served as the Chairman of the Board of Directors and Chief Executive Officer of Emergent Group, Inc. since December 1990 and served as President of Emergent Group from December 1990 to August 1996. Mr. Sterling has also served as President of Palmetto Seed Capital Corp. from September 1993 to the present and served as a General Partner of Reedy River Ventures Limited Partnership from 1981 until August 1995. Reedy River provided venture capital financing to the Company to fund its early development, and Mr. Sterling originally served on the Board of Directors of the Company pursuant to that relationship. Mr. Sterling is the father of John M. Sterling, III, an executive officer of the Company. Mr. Sterling holds a Bachelor of Science degree in Civil Engineering from The Citadel and an M.B.A. from Darden Graduate School of Business, University of Virginia.

  Kenneth D. Tracy has served as a director of the Company since 1990. He currently serves as Vice President-Environmental Technology for Warner-Lambert Company, a position he has held since February 1991. From 1984 to 1991, he held positions of increasing responsibility with Air Products and Chemicals, Inc., including Director of Research from January 1990 to February 1991. Prior to joining Air Products, Dr. Tracy was a principal in EDI Technology Companies, where he was involved with process engineering consulting as well as software design and sales. Dr. Tracy holds B.S. and Master of Science degrees in engineering from Penn State University and a Ph.D. in Environmental Systems from Clemson University.

                      PRINCIPAL AND SELLING STOCKHOLDERS

  The following table sets forth certain information regarding the beneficial ownership of the Common Stock of the Company as of May 31, 1998 (prior to the Offering), the number of shares being offered and the beneficial ownership of the Common Stock of the Company upon consummation of the Offering. The information is provided with respect to (i) each of the Company's executive officers, (ii) each director of the Company, (iii) all of the directors and executive officers of the Company as a group (8 persons), (iv) the Selling Stockholder, and (v) each person who is known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock.

                             SHARES BENEFICIALLY           SHARES BENEFICIALLY
                                 OWNED PRIOR                   OWNED AFTER
                               TO OFFERING (1)    SHARES     OFFERING (1)(2)
                            ---------------------  BEING  ---------------------
NAME                         NUMBER   PERCENT (3) OFFERED  NUMBER   PERCENT (3)
----                        --------- ----------- ------- --------- -----------
OFFICERS AND DIRECTORS
Larry G. Blackwell (4)..... 3,466,900    18.3%    500,000 2,966,900    13.2%
Daniel H. Christie (5).....    57,676      *          --     57,676      *
John M. Sterling, III (6)..   498,208     2.6%        --    498,208     2.2%
John F. Christ (7).........    74,863      *          --     74,863      *
Richard T. Brock (8).......    16,000      *          --     16,000      *
Ira D. Cohen (9)...........     3,000      *          --      3,000      *
John M. Sterling, Jr.
 (10)......................   141,072      *          --    141,072      *
Kenneth D. Tracy (11)......    14,000      *          --     14,000      *
All current directors and
 executive officers
 as a group (8 persons)
 (12)...................... 4,271,719    22.2%    500,000 3,771,719    16.6%

--------
 (1) According to rules adopted by the Securities and Exchange Commission (the "Commission"), a person is the "beneficial owner" of securities if he or she has or shares the power to vote them or to direct their investment or has the right to acquire beneficial ownership of such securities within 60 days through the exercise of an option, warrant or right, the conversion of a security or otherwise. Except as otherwise indicated by footnote, the named person has sole voting and investment power with respect to shares beneficially owned. An asterisk in the percent of class column indicates beneficial ownership of less than 1% of the Common Stock outstanding.
 (2) Assumes no exercise of the Underwriters' over-allotment option.
 (3) The number of shares of Common Stock outstanding used to calculate these percentages excludes 300,552 shares of Common Stock in escrow pursuant to the Company's acquisition of SQL. See Note 2 to Notes to Consolidated Financial Statements.
 (4) Share numbers include 67,086 shares of Common Stock subject to options exercisable on or within 60 days after May 31, 1998. Mr. Blackwell's address is that of the Company. Mr. Blackwell has agreed to sell up to an aggregate of 450,000 shares of Common Stock in the Underwriters' over-allotment option, if the Underwriters choose to exercise such option.
 (5) Share numbers include 46,924 shares of Common Stock subject to options exercisable on or within 60 days after May 31, 1998.
 (6) Share numbers include 93,332 shares of Common Stock subject to options exercisable on or within 60 days after May 31, 1998. Mr. Sterling has agreed to sell up to an aggregate of 100,000 shares of Common Stock in the Underwriters' over-allotment option, if the Underwriters choose to exercise such option.
 (7) Share numbers include 66,667 shares of Common Stock subject to options exercisable on or within 60 days after May 31, 1998. Mr. Christ has agreed to sell up to an aggregate of 25,000 shares of Common Stock in the Underwriters' over-allotment option, if the Underwriters choose to exercise such option.
 (8) Share numbers include 12,000 shares of Common Stock subject to options exercisable on or within 60 days after May 31, 1998.
 (9) Share numbers represent 3,000 shares of Common Stock subject to options exercisable on or within 60 days after May 31, 1998.
(10) Share numbers include 12,000 shares of Common Stock subject to options exercisable on or within 60 days after May 31, 1998 and 129,072 shares of Common Stock owned by Mr. Sterling's spouse, of which Mr. Sterling may be deemed to beneficially own. Mr. Sterling's spouse has agreed to sell up to an aggregate of 25,000 shares of Common Stock in the Underwriters' over-allotment option, if the Underwriters choose to exercise such option.
(11) Share numbers include 12,000 shares of Common Stock subject to options exercisable on or within 60 days after May 31, 1998 and 2,000 shares of Common Stock to which Mr. Tracy shares voting and investment power with his spouse.
(12) Share numbers include 313,009 shares of Common Stock subject to options exercisable on or within 60 days after May 31, 1998.

                        SHARES ELIGIBLE FOR FUTURE SALE

  The Common Stock of the Company is included on the Nasdaq National Market under the symbol "DSTM." Sales of substantial amounts of shares in the public market or their availability for sale could adversely affect prevailing market prices of the Common Stock and make it more difficult for the Company to sell equity securities in the future at a time and price which is deemed appropriate.

  Upon completion of the Offering and without giving effect to the 88,652 shares of Common Stock issued to the former stockholders of SIS on June 16, 1998, the Company will have 22,385,936 shares of Common Stock outstanding. Of these shares, all of the 4,000,000 shares sold in the Offering will be freely tradable without restriction or further registration under the Securities Act. Of the remaining 18,385,936 shares, 5,161,311 shares are deemed "restricted shares" under Rule 144 in that they were originally issued and sold by the Company in private transactions in reliance upon exemptions under the Securities Act. All of such shares are eligible for immediate resale under the provisions of Regulation S or Rule 144(k). All of the 3,458,710 shares held by the executive officers, directors and one other stockholder of the Company are subject to a lock-up agreement that does not permit their resale prior to 90 days from the date of this Prospectus without the prior consent of the Underwriters and thereafter may be sold subject to the volume limitations of Rule 144.

  In general, Rule 144 allows a stockholder (including persons who may be deemed "affiliates" of the Company under Rule 144) who has beneficially owned restricted shares for at least one year to sell a number of shares within any three-month period that does not exceed the greater of (i) 1% of the then outstanding shares of Common Stock (22,385,936 shares after giving effect to the Offering) or (ii) the average weekly trading volume in the Common Stock during the four calendar weeks immediately preceding such sale. Sales under Rule 144 are also subject to certain requirements as to the manner and notice of sale and the availability of public information about the Company. A stockholder (or stockholder whose shares are aggregated) who is not an "affiliate" of the Company at any time during the 90 days immediately preceding a sale, and who has beneficially owned his shares for at least two years (as computed under Rule 144), is entitled to sell shares under Rule 144 without regard to the volume and manner of sale limitations described above. Shares properly sold in reliance upon Rule 144 to persons who are not "affiliates" are thereafter freely tradable without restriction or registration under the Securities Act.

                                 UNDERWRITING

  Subject to the terms and conditions of the Underwriting Agreement, the underwriters named below (the "Underwriters"), through their Representatives BT Alex. Brown Incorporated, Hambrecht & Quist LLC, Lehman Brothers Inc., Raymond James & Associates, Inc. and The Robinson-Humphrey Company, LLC (the "Representatives"), have severally agreed to purchase from the Company and the Selling Stockholder the following respective number of shares of Common Stock at the public offering price less the underwriting discounts and commissions set forth on the cover page of this Prospectus:

                                                                        NUMBER
                               UNDERWRITER                             OF SHARES
                               -----------                             ---------
   BT Alex. Brown Incorporated........................................
   Hambrecht & Quist LLC..............................................
   Lehman Brothers Inc................................................
   Raymond James & Associates, Inc....................................
   The Robinson-Humphrey Company, LLC.................................
                                                                       ---------
     Total............................................................ 4,000,000
                                                                       =========

  The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will purchase all shares of the Common Stock offered hereby if any of such shares are purchased.

  The Company and the Selling Stockholder have been advised by the Representatives that the Underwriters propose to offer the shares of Common Stock to the public at the public offering price set forth on the cover page of this Prospectus and to certain dealers at such price less a concession not
in excess of $      per share. The Underwriters may allow, and such dealers
may reallow, a concession not in excess of $      per share to certain other
dealers. After the public offering, the public offering price and other selling terms may be changed by the Representatives.

  The Selling Stockholder and certain other stockholders of the Company have granted to the Underwriters an option, exercisable not later than 30 days after the date of this Prospectus, to purchase up to 600,000 additional shares of Common Stock at the public offering price less the underwriting discounts and commissions set forth on the cover page of this Prospectus. To the extent that the Underwriters exercise such option, each of the Underwriters will have a firm commitment to purchase approximately the same percentage thereof that the number of shares of Common Stock to be purchased by it shown in the above table bears to 4,000,000 and the Selling Stockholder and certain other stockholders of the Company will be obligated pursuant to the option to sell such shares of Common Stock to the Underwriters. The Underwriters may exercise such option only to cover over-allotments made in connection with the sale of the shares of Common Stock offered hereby. If purchased, the Underwriters will offer such additional shares of Common Stock on the same terms as those on which the 4,000,000 shares of Common Stock are being offered hereby.

  The Underwriting Agreement contains covenants of indemnity and contribution among the Underwriters, the Company, the Selling Stockholder and certain other stockholders of the Company against certain civil liabilities, including liabilities under the Securities Act.

  The Company and its directors and executive officers, the Selling Stockholder and one other stockholder of the Company have agreed, pursuant to lock-up agreements, that they will not, directly or indirectly, without the prior written consent of BT Alex. Brown Incorporated, offer, sell, offer to sell, contract to sell or otherwise dispose of any shares of Common Stock or securities convertible into or exercisable for shares of Common Stock beneficially owned by them for a period of 90 days after the date of this Prospectus, except that the Company may issue, and grant options to purchase shares of Common Stock under its current stock option plans. BT Alex. Brown Incorporated may, in its sole discretion and at any time without notice release all or any portion of the securities subject to lock-up agreements.

  In connection with the Offering, certain Underwriters may engage in passive market making transactions in the shares of Common Stock on the Nasdaq National Market in accordance with Rule 103 of Regulation M under the Exchange Act, prior to the pricing of the Offering. Passive market making consists of displaying bids on Nasdaq limited by the bid prices of independent market makers and making purchases limited by such prices and effected in response to order flow. Net purchases by a passive market maker on each day are limited to a specified percentage of the passive market maker's average daily trading volume in the shares of Common Stock during a specified period and must be discontinued when such limit is reached. Passive market making may stabilize the market price of the shares of Common Stock at a level above that which might otherwise prevail and, if commenced, may be discontinued at any time.

  Subject to applicable limitations, the Underwriters, in connection with the Offering, may place bids for or make purchases of shares of Common Stock in the open market or otherwise, for long or short account, or cover short positions incurred, to stabilize, maintain or otherwise affect the price of the shares of Common Stock which may be higher than the price that might otherwise prevail in the open market. There can be no assurance that the price of the shares of Common Stock will be stabilized, or that stabilizing, if commenced, will not be discontinued at any time. Subject to applicable limitations, the Underwriters may also place bids or make purchases on behalf of the underwriting syndicate to reduce a short position created in connection with this Offering. The Underwriters are not required to engage in these activities and may end these activities at any time.

                                 LEGAL MATTERS

  The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Hunton & Williams, Atlanta, Georgia, and certain legal matters will be passed upon for the Underwriters by Morris, Manning & Martin, L.L.P., Atlanta, Georgia.

                                    EXPERTS

  The consolidated financial statements and schedule of Datastream Systems, Inc. as of December 31, 1996 and 1997, and for each of the years in the three-year period ended December 31, 1997, have been included herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                            ADDITIONAL INFORMATION

  The Company has filed a Registration Statement on Form S-3 under the Securities Act, with the Securities and Exchange Commission (the "Commission") with respect to the shares offered by this Prospectus. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. Statements contained herein concerning the provisions of any documents are not necessarily complete and, in each instance, reference is made to the copy of such documents filed as an exhibit to the Registration Statement, and each such statement shall be deemed qualified in its entirety by such reference.

  The Company is subject to the informational requirements of the Exchange Act, and, in accordance therewith, files reports and other information with the Commission. A copy of the reports and other information filed by the Company in accordance with Exchange Act may be inspected without charge at the offices of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and will also be available for inspection and copying at the regional offices of the Commission located at 7 World Trade Center, Suite 1300, New York, New York, 10048, and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois, 60661-2511. Copies of such material may also be obtained from the Public Records Section of the Commission, Washington, D.C. 20549, upon payment of the fees prescribed by the Commission. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission with a Web site address of http:\\www.sec.gov. Such reports, proxy statements and other information concerning the Company are also available for inspection at the offices of the Nasdaq National Market, Reports Section, 735 K Street, N.W., Washington, D.C. 20006.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents filed by the Company with the Commission are incorporated herein by reference: (i) the Company's Annual Report on Form 10-K for the year ended December 31, 1997; (ii) the Company's Amendment No. 1 to the Annual Report on Form 10-K for the year ended December 31, 1997; (iii) the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998;
(iv) the Company's Current Report on Form 8-K, filed April 14, 1998; (v) the Company's Current Report on Form 8-K, filed June 26, 1998; and (vi) The Company's Registration Statement on Form 8-A filed February 17, 1995, registering the Company's Common Stock under Section 12(g) of the Exchange Act. All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date hereof and prior to the termination of the offering of the Common Stock registered hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statements contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statements. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. The Company will provide without charge to each person to whom this Prospectus is delivered, upon the written request of such person, a copy of any or all of the foregoing documents incorporated by reference into this Prospectus (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents). Request for such copies should be delivered to Daniel H. Christie, Chief Financial Officer, Datastream Systems, Inc., 50 Datastream Plaza, Greenville, South Carolina 29605.

                          FORWARD-LOOKING STATEMENTS

  This Prospectus contains certain forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act, with respect to the Company's business, financial condition and results of operations. When used in this prospectus, the words "may," "will," "intends," "plans," "expects," "anticipates," "estimates," and similar expressions are intended to identify forward-looking statements. The forward-looking statements included herein are subject to risks and uncertainties. The Company's actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in "Risk Factors," as well as those discussed elsewhere in this Prospectus. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

                            DATASTREAM SYSTEMS, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
Independent Auditors' Report.............................................. F-2
Balance Sheets at December 31, 1996 and 1997 and (unaudited) March 31,
 1998..................................................................... F-3
Statements of Operations for the Years Ended December 31, 1995, 1996 and
 1997 and (unaudited) the Three Months Ended March 31, 1997 and 1998...... F-4
Statements of Stockholders' Equity For the Years Ended December 31, 1995,
 1996 and 1997 and (unaudited) the Three Months Ended March 31, 1998...... F-5
Statements of Cash Flows for the Years Ended December 31, 1995, 1996 and
 1997 and (unaudited) the Three Months Ended March 31, 1997 and 1998...... F-6
Notes to Financial Statements............................................. F-8
Independent Auditor's Report.............................................. S-1
Allowance for Doubtful Accounts Receivable................................ S-2

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors
Datastream Systems, Inc.:

We have audited the accompanying consolidated balance sheets of Datastream Systems, Inc. and subsidiaries as of December 31, 1996 and 1997, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Datastream Systems, Inc. and subsidiaries, as of December 31, 1996 and 1997, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997, in conformity with generally accepted accounting principles.

Greenville, South Carolina                KPMG Peat Marwick LLP
January 23, 1998

                   DATASTREAM SYSTEMS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                              DECEMBER 31,          MARCH 31,
                                         ------------------------  -----------
                                            1996         1997         1998
                 ASSETS                  -----------  -----------  -----------
                                                                   (UNAUDITED)
Current assets:
 Cash and cash equivalents.............. $ 6,315,719  $ 2,409,387  $ 4,448,095
 Accounts receivable, net of allowance
  for doubtful accounts of $835,000 and
  $1,589,910 in 1996 and 1997,
  respectively, and $1,755,529 on March
  31, 1998..............................  11,725,928   21,968,539   23,676,930
 Unbilled receivables...................   1,438,230    2,271,375    3,043,344
 Investments............................  13,011,856    9,735,585    5,670,266
 Prepaid expenses.......................     586,647      614,447    1,208,650
 Inventories............................     324,018      369,486      385,684
 Deferred income taxes..................     395,000      796,000      796,000
 Other assets...........................     745,093      619,448    1,151,053
                                         -----------  -----------  -----------
   Total current assets.................  34,542,491   38,784,267   40,380,022
Investments.............................   4,547,220    6,637,286    6,587,975
Property and equipment, net.............   8,692,323   10,166,101   12,056,294
Goodwill, net of accumulated
 amortization of $1,091,001 in 1997.....   7,636,748    6,545,747   12,049,193
Capitalized software development costs,
 net of accumulated amortization of
 $1,197,177 and $2,676,132 in 1996 and
 1997, respectively, and $2,239,941 on
 March 31, 1998.........................   2,158,436    2,963,842    3,160,596
                                         -----------  -----------  -----------
   Total assets......................... $57,577,218  $65,097,243  $74,234,080
                                         ===========  ===========  ===========
  LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable....................... $ 4,403,205  $ 2,696,240  $ 3,355,963
 Other accrued liabilities..............   9,139,078    4,135,258    5,502,627
 Income taxes payable...................     743,707    2,816,800    3,799,901
 Current portion of long-term debt......   1,507,274      346,197      266,894
 Unearned revenue.......................   5,116,007    6,499,953    8,784,831
                                         -----------  -----------  -----------
   Total current liabilities............  20,909,271   16,494,448   21,710,216
Long-term debt, less current portion....   2,892,743      603,098    1,334,041
Deferred income taxes...................     650,000      892,000      892,000
                                         -----------  -----------  -----------
   Total liabilities....................  24,452,014   17,989,546   23,936,257
                                         -----------  -----------  -----------
Commitments.............................
Stockholders' equity:
Preferred stock $1 par value, 1,000,000
 shares authorized; none issued.........         --           --           --
 Common stock, $.01 par value,
  40,000,000 shares authorized;
  18,253,578, 18,585,518 and 18,822,594
  shares issued and outstanding at
  December 31, 1996 and 1997 and March
  31, 1998, respectively................     182,536      185,855      188,226
 Additional paid-in capital.............  55,756,166   58,049,212   61,235,493
 Accumulated deficit.................... (22,813,498) (11,375,601) (11,138,408)
 Other accumulated comprehensive income.         --       248,231       12,512
                                         -----------  -----------  -----------
   Total stockholders' equity...........  33,125,204   47,107,697   50,297,823
                                         -----------  -----------  -----------
   Total liabilities and stockholders'
    equity.............................. $57,577,218  $65,097,243  $74,234,080
                                         ===========  ===========  ===========

          See accompanying notes to consolidated financial statements.

                   DATASTREAM SYSTEMS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                    THREE MONTHS ENDED
                                YEAR ENDED DECEMBER 31,                  MARCH 31,
                          --------------------------------------  ------------------------
                             1995          1996         1997         1997         1998
                          -----------  ------------  -----------  -----------  -----------
                                                                        (UNAUDITED)
Revenues:
 Product................  $ 9,342,978  $ 14,018,478  $31,174,408  $ 6,148,014  $ 7,365,099
 Professional services..    6,659,998    12,325,593   26,437,697    5,783,723    8,955,524
 Support................    4,343,008     6,122,332   12,156,190    2,750,674    3,808,038
                          -----------  ------------  -----------  -----------  -----------
   Total revenues.......   20,345,984    32,466,403   69,768,295   14,682,411   20,128,661
                          -----------  ------------  -----------  -----------  -----------
Cost of revenues:
 Cost of product reve-
  nues..................    1,135,779     1,879,258    3,132,996      843,963      776,139
 Cost of professional
  services revenues.....    3,382,730     6,729,072   15,160,409    3,529,973    4,144,932
 Cost of support reve-
  nues..................      699,544     1,094,745    3,837,565      687,272      929,829
 Write-off of capital-
  ized software.........          --      1,803,637          --           --       597,944
                          -----------  ------------  -----------  -----------  -----------
   Total cost of reve-
    nues................    5,218,053    11,506,712   22,130,970    5,061,208    6,448,844
                          -----------  ------------  -----------  -----------  -----------
    Gross profit........   15,127,931    20,959,691   47,637,325    9,621,203   13,679,817
Operating expenses:
 Sales and marketing....    5,216,009     9,398,675   18,616,981    4,273,471    5,549,360
 Product development....    1,740,895     1,390,325    4,364,234      834,048    1,521,755
 General and administra-
  tive..................    2,259,172     3,369,338    8,094,762    2,235,040    2,029,787
 Write-off of in-process
  research and
  development...........          --     33,600,000          --           --     2,531,078
                          -----------  ------------  -----------  -----------  -----------
   Total operating ex-
    penses..............    9,216,076    47,758,338   31,075,977    7,342,559   11,631,980
                          -----------  ------------  -----------  -----------  -----------
   Operating income
    (loss)..............    5,911,855   (26,798,647)  16,561,348    2,278,644    2,047,837
Other income (expense):
 Interest and other in-
  come..................    1,181,974     2,374,158    1,220,256      309,789      281,778
 Interest expense.......       (5,770)       (4,240)    (233,395)    (102,449)     (28,266)
                          -----------  ------------  -----------  -----------  -----------
   Net other income.....    1,176,204     2,369,918      986,861      207,340      253,512
                          -----------  ------------  -----------  -----------  -----------
   Income (loss) before
    income taxes........    7,088,059   (24,428,729)  17,548,209    2,485,984    2,301,349
Income taxes............    2,742,000     3,581,000    6,110,312      507,787    2,064,156
                          -----------  ------------  -----------  -----------  -----------
   Net income (loss)....  $ 4,346,059  $(28,009,729) $11,437,897  $ 1,978,197  $   237,193
                          ===========  ============  ===========  ===========  ===========
Basic net income (loss)
 per share..............  $      0.33  $      (1.65) $      0.62  $      0.11  $      0.01
                          ===========  ============  ===========  ===========  ===========
Diluted net income
 (loss) per share.......  $      0.30  $      (1.58) $      0.59  $      0.11  $      0.01
                          ===========  ============  ===========  ===========  ===========
Basic weighted average
 number of common and
 common equivalent
 shares outstanding.....   13,004,474    16,977,134   18,396,920   18,262,850   18,640,122
                          ===========  ============  ===========  ===========  ===========
Diluted weighted average
 number of common and
 common equivalent
 shares outstanding.....   14,365,756    17,685,522   19,245,948   18,767,970   20,246,844
                          ===========  ============  ===========  ===========  ===========

          See accompanying notes to consolidated financial statements.

                   DATASTREAM SYSTEMS, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                  YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997
                     AND THREE MONTHS ENDED MARCH 31, 1998

                                                RETAINED        OTHER
                                  ADDITIONAL    EARNINGS     ACCUMULATED      TOTAL
                          COMMON    PAID-IN   (ACCUMULATED  COMPREHENSIVE STOCKHOLDERS'
                          STOCK     CAPITAL     DEFICIT)       INCOME        EQUITY
                         -------- ----------- ------------  ------------- -------------
Balance at December 31,
 1994................... $ 69,400 $       --  $    850,172   $    (3,487)  $   916,085
 Net income.............      --          --     4,346,059           --      4,346,059
 Unrealized net gain on
  investments available
  for sale, net of
  income tax............      --          --           --          3,487         3,487
 Issuance of common
  shares in initial
  public offering, net
  of offering costs of
  $387,787..............   40,000  13,520,213          --            --     13,560,213
 Exercise of redeemable
  stock warrants........   34,424   2,031,125          --            --      2,065,549
 Issuance of common
  shares in public
  offering, net of
  offering costs of
  $225,064..............   24,286  25,118,362          --            --     25,142,648
                         -------- ----------- ------------   -----------   -----------
Balance at December 31,
 1995...................  168,110  40,669,700    5,196,231           --     46,034,041
 Net loss...............      --          --   (28,009,729)          --    (28,009,729)
 Exercise of stock
  options...............    2,328     920,762          --            --        923,090
 Tax benefit of options
  exercised.............      --      115,000          --            --        115,000
 Stock issued for
  Employee Stock
  Purchase Plan.........       76      62,726          --            --         62,802
 Stock issued in
  acquisition...........   12,022  13,987,978          --            --     14,000,000
                         -------- ----------- ------------   -----------   -----------
Balance at December 31,
 1996...................  182,536  55,756,166  (22,813,498)          --     33,125,204
 Net income.............      --          --    11,437,897           --     11,437,897
 Exercise of stock
  options...............    3,130   2,042,457          --            --      2,045,587
 Tax benefit of options
  exercised.............      --      113,000          --            --        113,000
 Stock issue for
  Employee Stock
  Purchase Plan.........      189     137,589          --            --        137,778
 Other accumulated
  comprehensive income..      --          --           --        248,231       248,231
                         -------- ----------- ------------   -----------   -----------
Balance at December 31,
 1997...................  185,855  58,049,212  (11,375,601)      248,231    47,107,697
 Net income (unaudited).      --          --       237,193           --        237,193
 Exercise of stock
  options (unaudited)...      962     488,142          --            --        489,104
 Tax benefit of options
  exercised (audited)...
 Stock issue for
  Employee Stock
  Purchase Plan
  (unaudited)...........      105      74,443          --            --         74,548
 Shares issued for
  acquisition
  (unaudited)...........    1,304   2,623,696          --            --      2,625,000
 Other accumulated
  comprehensive income
  (unaudited)...........      --          --           --       (235,719)     (235,719)
                         -------- ----------- ------------   -----------   -----------
Balance at March 31,
 1998 (unaudited)....... $188,226 $61,235,493 $(11,138,408)  $    12,512   $50,297,823
                         ======== =========== ============   ===========   ===========

          See accompanying notes to consolidated financial statements.

                   DATASTREAM SYSTEMS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                       THREE MONTHS
                               YEAR ENDED DECEMBER 31,               ENDED MARCH 31,
                        ----------------------------------------  -----------------------
                            1995          1996          1997         1997        1998
                        ------------  ------------  ------------  ----------  -----------
                                                                       (UNAUDITED)
Cash flows from
 operating activities:
 Net income (loss)..... $  4,346,059  $(28,009,729) $ 11,437,897  $1,978,198  $   237,193
 Adjustments to
  reconcile net income
  (loss) to net cash
  provided by operating
  activities:
  Depreciation.........      355,263       948,460     2,285,278     458,577      683,900
  Amortization of
   capitalized software
   development costs...      258,119       500,065     1,478,955     275,203      195,133
  Amortization of
   goodwill............          --            --      1,091,001     272,750      272,750
  Other accumulated
   comprehensive
   income..............          --            --        217,275     373,672     (323,882)
  Accretion of
   investment discount,
   net.................     (337,045)     (576,431)      (49,497)        --           --
  (Gain) loss on
   disposal of
   equipment...........       54,788        19,378        45,037      53,420          --
  Provision for
   doubtful accounts...      149,075       590,525       754,910         --       282,377
  Deferred income
   taxes...............       44,000       (42,000)     (178,000)        --           --
  Write-off of in-
   process research and
   development.........          --     33,600,000           --          --     2,531,078
  Write-off of
   capitalized
   software............          --      1,803,637           --          --       597,944
  Changes in operating
   assets and
   liabilities, net of
   effects of
   acquisition:
    Accounts
     receivable........   (3,087,227)   (4,420,619)  (10,997,521) (2,918,021)  (1,837,672)
    Unbilled
     receivables.......          --            --       (833,145)    135,867      (24,194)
    Prepaid expenses...     (103,687)     (190,238)      (27,800)   (248,611)    (582,338)
    Inventories........     (171,258)      (73,087)      (45,468)     54,665      112,782
    Other assets.......     (375,145)      (23,836)      125,645    (584,689)  (1,209,510)
    Accounts payable...       78,944       642,429    (1,706,965) (1,120,244)     659,629
    Other accrued
     liabilities.......      336,179       529,394    (5,003,820) (2,511,796)     694,499
    Income taxes
     payable...........       25,843      (242,082)    2,186,093     233,467      983,101
    Unearned revenue...    1,233,298     1,117,436     1,383,946   2,060,701    2,284,878
                        ------------  ------------  ------------  ----------  -----------
     Net cash provided
      by operating
      activities.......    2,807,206     6,173,302     2,163,821  (1,486,841)   5,557,668
                        ------------  ------------  ------------  ----------  -----------
Cash flows from
 investing activities:
 Purchase of
  investments..........  (41,105,386)  (36,079,529)  (12,317,057)        --           --
 Proceeds from sale and
  maturities of
  investments..........    4,801,648    56,751,813    13,602,714   2,045,000    4,420,854
 Additions to property
  and equipment........   (4,647,262)   (3,765,805)   (3,862,735)   (832,569)  (1,212,368)
 Proceeds from the sale
  of equipment.........        6,205         9,135        58,643         --           --
 Capitalized software
  development costs....     (541,953)   (2,609,521)   (2,284,361)   (292,076)    (806,836)
 Cash paid for
  acquisition, net of
  cash acquired........          --    (16,428,660)          --          --    (6,467,189)
                        ------------  ------------  ------------  ----------  -----------
    Net cash used in
     investing
     activities........  (41,486,748)   (2,122,567)   (4,802,796)    920,355   (4,065,539)
                        ------------  ------------  ------------  ----------  -----------

                   DATASTREAM SYSTEMS, INC. AND SUBSIDIARIES

                                                                THREE MONTHS ENDED
                               YEAR ENDED DECEMBER 31,               MARCH 31,
                          -----------------------------------  ----------------------
                             1995         1996        1997        1997        1998
                          -----------  ----------  ----------  ----------  ----------
                                                                    (UNAUDITED)
Cash flows from
 financing activities:
Net proceeds from
 initial public offering
 of common stock........  $13,560,213  $      --   $      --   $      --   $      --
Net proceeds from
 secondary public
 offering of stock......   25,142,648         --          --          --          --
Proceeds from exercise
 of stock warrants......       35,463         --          --          --          --
Proceeds from exercise
 of stock options.......          --    1,038,090   2,045,587     112,627     473,699
Proceeds for stock
 issuances under
 employee purchase plan.          --       62,802     137,778         --       74,547
Principal payments on
 long-term debt.........      (26,667)    (20,000) (3,450,722) (2,907,269)     (1,667)
                          -----------  ----------  ----------  ----------  ----------
   Net cash provided by
    (used in) financing
    activities..........   38,711,657   1,080,892  (1,267,357) (2,794,642)    546,579
                          -----------  ----------  ----------  ----------  ----------
Net increase in cash and
 cash equivalents.......       32,115   5,131,627  (3,906,332) (3,361,128)  2,038,708
Cash and cash
 equivalents at
 beginning of year......    1,151,977   1,184,092   6,315,719   6,315,719   2,409,387
                          -----------  ----------  ----------  ----------  ----------
Cash and cash
 equivalents at end of
 year...................  $ 1,184,092  $6,315,719  $2,409,387  $2,954,591  $4,448,095
                          ===========  ==========  ==========  ==========  ==========
Supplemental disclosures
 of cash flow
 information:
  Cash paid during the
   year for:
   Interest.............  $     5,770  $    4,240  $  379,553  $   71,968  $   31,922
                          ===========  ==========  ==========  ==========  ==========
   Income taxes.........  $ 2,800,520  $3,750,082  $3,806,534  $  489,960  $1,519,824
                          ===========  ==========  ==========  ==========  ==========
Supplemental disclosure
 of non-cash activities:
  Unrealized net gain
   (loss) on investments
   available for sale,
   net of income taxes..  $     3,487  $      --   $   30,956  $      --   $  (30,956)
                          ===========  ==========  ==========  ==========  ==========

          See accompanying notes to consolidated financial statements.

                   DATASTREAM SYSTEMS, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                 YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997
            AND FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1998

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a) Organization and Basis of Presentation

      Datastream Systems, Inc. (the "Company" or "Datastream") develops, markets, sells and supports Microsoft and Oracle based software products for the industrial automation market. These products serve the desktop, file server, client-server and enterprise-wide networking environments. Datastream's software enables users to schedule preventive maintenance, record equipment maintenance histories, organize and control spare parts inventories, schedule equipment and parts inventory purchases and deploy maintenance personnel. In addition to its U.S. operations, the Company has direct sales or distribution offices in Canada, The United Kingdom, The Netherlands, France, Mexico, Brazil, Argentina, Venezuela, Peru, Malaysia, Australia and South Africa.

      On December 31, 1996, the Company acquired SQL Group, B.V. (SQL) (see note 2).

      The balance sheet as of March 31, 1998 and the statements of operations and cash flows for the three months ended March 31, 1997 and 1998 and the statement of stockholders' equity for the three months ended March 31, 1998 have been prepared by management and are unaudited. However, in the opinion of management, all adjustments (consisting of normal recurring adjustments), necessary for the fair presentation of the unaudited information, have been included.

  (b) Consolidation Policy

      The consolidated financial statements include the accounts of Datastream Systems, Inc. and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

  (c) Revenue Recognition

      The Company's revenue, which consists primarily of fees for product sales, applications engineering and support, is recognized in accordance with AICPA Statement of Position 91-1, "Software Revenue Recognition" as there are no significant vendor obligations remaining and collection of the related receivable is probable. The Company accounts for insignificant vendor obligations by accruing such costs and recognizing them ratably on completion of performance. Revenue from product sales is recognized upon shipment of the product and fulfillment of acceptance terms, if any. Revenue from professional services is recorded as services are provided. Revenue from support is deferred and recognized ratably over the terms of the support agreements, generally one year. In instances where the support is included with the product sale, the support fee is unbundled and recognized ratably over the support period.

      The Company continually evaluates its obligations with respect to warranties, returns and refunds. Based on historical trends and management's evaluation of current conditions, any potential obligations that are inherent in the accounts receivable balance are adequately provided for through the allowance for doubtful accounts. The Company may in certain circumstances grant discounts when a purchase order is received. The discounts are recognized in the product revenue at the time of shipment.

  (d) Cash Equivalents

      The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

                   DATASTREAM SYSTEMS, INC. AND SUBSIDIARIES

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

  (e) Concentration of Credit Risk

      Financial instruments which potentially expose the Company to concentrations of credit risk consist primarily of trade accounts receivable. The Company has not experienced significant losses related to receivables from individual customers or groups of customers in a particular industry or geographic area. As a result, management believes no additional credit risk beyond the amounts provided for estimated future collection losses is inherent in the Company's accounts receivable.

  (f) Investment Securities

      The Company classifies its debt and equity securities in one of three categories: trading, available-for-sale, or held-to-maturity. Trading securities are bought and held principally for the purpose of selling them in the near term. Held-to-maturity securities are those securities in which the Company has the ability and intent to hold until maturity. All other securities not included in trading or held-to-maturity are classified as available-for-sale.


      Trading and available-for-sale securities are recorded at fair value. Held-to-maturity securities are recorded at amortized cost, adjusted for the amortization or accretion of premiums or discounts. Unrealized holding gains and losses on trading securities are included in earnings. Unrealized holding gains and losses, net of the related tax effect, on available-for-sale securities are excluded from earnings and are reported as a separate component of stockholders' equity until realized. Equity securities without readily determinable fair values are recorded at cost. Realized gains and losses from the sale of available-for-sale securities are determined on a specific identification basis.


      A decline in the market value of any available-for-sale or held-to-maturity security below cost that is deemed to be other than temporary results in a reduction in carrying amount to fair value. The impairment is charged to earnings and a new cost basis for the security established. Premiums and discounts are amortized or accreted over the life of the related held-to-maturity security as an adjustment to yield using the effective interest method. Dividend and interest income are recognized when earned.

  (g) Inventories

      Inventories are stated at the lower of cost (first-in, first-out) basis or market (net realizable value). Substantially all of the Company's inventory is software related product.

  (h) Property and Equipment

      Property and equipment are recorded at cost. Depreciation is computed under the straight-line method over the estimated useful lives for financial reporting and under the accelerated and modified accelerated cost recovery systems for income tax reporting. The estimated useful lives generally assigned are as follows:

                                                                       YEARS
                                                                    ------------
       Building....................................................   40 years
       Computer equipment.......................................... 3 to 5 years
       Furniture and fixtures......................................    5 years
       Automobiles.................................................    5 years

  (i) Capitalized Software Development Costs

      Capitalized software development costs consist principally of salaries and certain other expenses related to development and modifications of software products and are capitalized in accordance with the provisions of Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed". Capitalization of such costs begins only upon establishment of technological feasibility, which is defined by the Company as completion of a working model of the software and ends when the resulting product is available for sale.

                   DATASTREAM SYSTEMS, INC. AND SUBSIDIARIES

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

      Amortization of capitalized software development costs is provided on a product-by-product basis and begins when the product is available for sale. Annual amortization is the greater of the amount computed using the ratio of current product revenue to the total of current and anticipated product revenue or the straight-line basis over the remaining estimated economic life of the software, which is not more than three years. The ongoing assessment of the realizability of these costs requires considerable judgment as to anticipated future product revenues, related estimated economic life, and changes in hardware and software technology. Amortization of software development costs is included in cost of product revenues in the accompanying statements of income.

      During the years ended December 1995, 1996 and 1997 and the three months ended March 31, 1997 and 1998, total costs incurred (excluding amortization of capitalized software development costs) for software development activities were $2,314,003, $3,999,845, $6,648,595,
    $2,328,591, and $1,126,123, respectively; total capitalized software development costs were $573,108, $2,609,520, $2,284,361, $806,836, and
    $292,075, respectively; and amortization of capitalized costs was $258,119, $500,065, $1,478,955, $120,133, and $254,528, respectively.

      In connection with the acquisition of SQL in 1996 (see note 2), the Company acquired software technology valued at $900,000. In addition, the Company wrote-off $1,803,637 of its existing capitalized software in 1996 which became obsolete as a result of the SQL acquisition.

  (j) Goodwill

      Goodwill is being amortized using the straight-line method over its estimated useful life of seven years.

      The recoverability of goodwill is periodically reviewed when events or circumstances warrant. Impairment, determined when the carrying value of an asset cannot be recovered over its remaining useful life from undiscounted future cash flows, will be measured and recognized when the fair value is less than the asset's carrying amounts.

  (k) Stock Option Plan

      Statement of Financial Accounting Standards No. 123 allows an entity to apply the provisions of APB Opinion No. 25 and provide pro forma net income and, if earnings per share is presented, pro forma earnings per share disclosures for employee stock option grants made in 1995 and future years as if the fair-value-based method defined in Statement No. 123 had been applied. The Company has elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of Statement No. 123.

  (l) Income Taxes

      The Company records income taxes using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

  (m) Net Income (Loss) Per Share

      During 1997, the Company implemented Statement of Financial
    Accounting Standards No. 128, "Earnings Per Share." Basic net income
    (loss) per share is computed by dividing net income (loss) by the weighted average number of common shares outstanding. Diluted net income (loss) per share is

                   DATASTREAM SYSTEMS, INC. AND SUBSIDIARIES

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

    computed by dividing net income (loss) by the weighted average number of common and potential common shares outstanding. Diluted weighted average common and potential common shares include common shares and stock options using the treasury stock method. The implementation of Statement No. 128 had no impact on the Company's results of operations.

  (n) Stock Split

      Effective January 30, 1998, the Company's Board of Directors declared a two-for-one stock split effected in the form of a stock dividend. All share, per share and conversion amounts relating to common stock, warrants and stock options included in the accompanying financial statements and notes have been restated to reflect this stock split.

  (o) Foreign Currency Translation

      The financial statements of subsidiaries outside the United States are generally measured using the local currency as the functional currency. Assets and liabilities of these subsidiaries are translated at the rates of exchange at the balance sheet date. Revenues and expenses are translated at the average rate of exchange during the period.

  (p) Recent Accounting Pronouncements

      In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" (Statement No. 130). Statement No. 130 requires that an enterprise display, with the same prominence as other financial statements, the components of comprehensive income. Statement No. 130 requires that an enterprise classify items of other comprehensive income by their nature in a financial statement and display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. Statement No. 130 is effective for fiscal years beginning after December 15, 1997. Reclassification of financial statements for earlier periods provided for comparative purposes is required. The Company adopted Statement No. 130 on January 1, 1998. The Company's financial statements have been restated to reflect the provisions of Statement No. 130.

      In June 1997, the FASB issued Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" (Statement No. 131). Statement No. 131 requires that an enterprise disclose certain information about operating segments and is effective for financial statements for periods beginning after December 15, 1997.

      In October 1997, the Accounting Standards Executive Committee issued Statement of Position 97-2, "Software Revenue Recognition" (SOP 97-2). SOP 97-2 is effective for financial statements for fiscal years beginning after December 15, 1997. The Company adopted SOP 97-2 on January 1, 1998. The adoption of SOP 97-2 did not significantly affect the Company's results of operations.

  (q) Use of Estimates

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period including estimates and assumptions for allowance for doubtful accounts, allowance for deferred tax assets, and useful lives of goodwill and capitalized software development costs. Actual results could differ from those estimates.

(2) ACQUISITION

  On December 31, 1996, the Company acquired all of the capital stock and equity interests of SQL for a total purchase price of $42.1 million. The purchase price consisted of $17,000,000 in cash, $14,000,000 of

                   DATASTREAM SYSTEMS, INC. AND SUBSIDIARIES

(2)ACQUISITION -- (CONTINUED)

common stock (1,202,210 shares valued at $11.31 per share) and the assumption of net tangible liabilities and costs incurred of $11.1 million. At December 31, 1996 and 1997 and March 31, 1998, an additional $3 million of common stock (300,552 shares at $11.31 per share) was being held in escrow pending the resolution of certain matters. The value of any subsequently issued shares will be allocated to goodwill and amortized over its remaining useful life. SQL is a computerized maintenance management software vendor in Europe. The acquisition has been accounted for using the purchase method. The purchase price has been allocated to the tangible and intangible assets purchased and the liabilities assumed based on the fair values on the date of acquisition as follows:

   Total purchase price.........................................   $ 31,000,000
                                                                   ------------
   Net tangible liabilities assumed and costs incurred:
    Current assets..............................................      5,851,534
    Furniture, fixtures, and equipment..........................        606,428
    Current liabilities.........................................    (11,668,049)
    Acquisition costs...........................................       (965,000)
    Acquisition related liabilities.............................     (1,625,000)
    Long-term debt, less current portion........................     (3,336,661)
                                                                   ------------
                                                                    (11,136,748)
                                                                   ------------
   Excess cost over fair value of net tangible liabilities
    assumed and costs incurred..................................   $ 42,136,748
                                                                   ============
   Excess cost over fair-value of net tangible liabilities
    assumed has been allocated to:
    Software technology.........................................   $    900,000
    Goodwill....................................................      7,636,748
    In-process research and development.........................     33,600,000
                                                                   ------------
                                                                   $ 42,136,748
                                                                   ============

  The in-process research and development of $33,600,000 represents the fair value of in-process development projects that had not reached technological feasibility and had no probable alternative future uses, which the Company expensed at the date of the acquisition.

  In conjunction with the acquisition, the Company recorded acquisition related liabilities of approximately $1,625,000 to cover the anticipated cost of combining its existing business with the business of SQL.

  During 1997, the Company paid approximately $1,320,000 to involuntarily terminate and relocate employees of SQL and approximately $305,000 to exit activities of SQL in Germany and Italy.

  The following unaudited pro forma information presents the results of operations of the Company as though the aforementioned acquisition occurred as of the beginning of the year in which the acquisition occurred. The pro forma adjustments (i) reflect increased amortization expense related to the acquired assets and reduced interest income related to investments used as part of the consideration, and (ii) exclude the non-recurring charges for in-process research and development and the write-off of capitalized software.

                                                                      1996
                                                                   -----------
   Total revenue.................................................. $49,216,000
   Operating loss.................................................    (764,000)
   Net loss.......................................................  (2,910,000)
   Basic and diluted net loss per share........................... $     (0.15)

                   DATASTREAM SYSTEMS, INC. AND SUBSIDIARIES

(3)INVESTMENT SECURITIES

  The amortized cost, gross unrealized gains, gross unrealized losses and market value of investment securities are as follows:

                                                 GROSS      GROSS
                                    AMORTIZED  UNREALIZED UNREALIZED  ESTIMATED
                                      COST       GAINS      LOSSES   FAIR VALUE
                                   ----------- ---------- ---------- -----------
   DECEMBER 31, 1996
   Held-to-maturity:
    U.S. Treasury Securities...... $17,559,076  $176,211   $(4,668)  $17,730,619
                                   ===========  ========   =======   ===========
   DECEMBER 31, 1997
   Available-for-sale:
    U.S. Treasury Securities...... $14,288,170  $ 51,862   $(1,905)  $14,338,127
   Cost basis:
    Equity Securities.............   2,034,744       --        --      2,034,744
                                   -----------  --------   -------   -----------
                                   $16,322,914  $ 51,862   $(1,905)  $16,372,871
                                   ===========  ========   =======   ===========
   MARCH 31, 1998
   Available-for-sale:
   U.S. Treasury Securities....... $ 9,917,246  $    --    $   --    $ 9,917,246
   Cost basis:
    Equity Securities.............   2,034,744       --        --      2,034,744
                                   -----------  --------   -------   -----------
                                   $12,258,241  $    --    $   --    $12,258,241
                                   ===========  ========   =======   ===========

  In December 1996, the Company sold investments classified as held-to-maturity with an amortized cost of $10,155,487 and recognized a gain of $24,218. The proceeds from this sale and the proceeds from maturing held-to-maturity investments represented the cash consideration for the Company's acquisition of SQL (see note 2).

  Proceeds from the sale of investment securities available-for-sale during 1997 were approximately $670,000, which approximated amortized costs.

  During 1997, the Company entered into a preferred stock purchase agreement with an unrelated software company (the "Investee"). Under the agreement, the Company purchased 221,910 shares of the Investee's convertible preferred stock for a total purchase price of approximately $2.0 million. The investment is being accounted for under the cost method and is included in non-current investments in the accompanying balance sheet. The fair value of the shares is not readily determinable, therefore, no unrealized gains or losses have been recorded.

  The amortized cost and market value of investment securities held-to-maturity at December 31, 1997, by contractual maturities are shown below:

                                                         AMORTIZED    MARKET
                                                           COST        VALUE
                                                        ----------- -----------
   Due in one year or less............................  $ 9,736,141 $ 9,735,585
   Due after one year through five years..............    4,552,029   4,602,542
   Equity securities..................................    2,034,744   2,034,744
                                                        ----------- -----------
                                                        $16,322,914 $16,372,871
                                                        =========== ===========

                   DATASTREAM SYSTEMS, INC. AND SUBSIDIARIES

(4)FAIR VALUE OF FINANCIAL INSTRUMENTS

  The fair value of financial instruments is the amount at which the instrument could be exchanged in a current transaction between willing parties.

  At December 31, 1996 and 1997 and March 31, 1998, the carrying value of financial instruments such as cash and cash equivalents, accounts receivable, and accounts payable approximated their fair values, based upon the short maturities of these instruments.

  The fair value of the Company's long-term debt is estimated using discounted cash flow analysis, based on the Company's current incremental borrowing rates for similar types of borrowing arrangements. The carrying value of such instruments approximated their fair value at December 31, 1996 and 1997 and March 31, 1998.

  The fair values of investment securities presented in note 3 are based on quoted market prices at the reporting date for those or similar investments.

(5) PROPERTY AND EQUIPMENT

  Property and equipment consisted of the following at:

                                                 DECEMBER 31,
                                            -----------------------  MARCH 31,
                                               1996        1997        1998
                                            ----------- ----------- -----------
   Land...................................  $   465,981 $   500,981 $   500,981
   Building...............................    4,371,113   4,570,254   5,401,397
   Computer equipment.....................    4,719,340   7,479,403   8,835,229
   Furniture and fixtures.................      930,226   1,358,281   1,714,369
                                            ----------- ----------- -----------
                                             10,486,660  13,908,919  16,451,976
   Accumulated depreciation...............    1,794,337   3,742,818   4,395,682
                                            ----------- ----------- -----------
                                            $ 8,692,323 $10,166,101 $12,056,294
                                            =========== =========== ===========

(6)OTHER ACCRUED LIABILITIES

  Other accrued liabilities consisted of the following at:

                                                   DECEMBER 31,
                                               --------------------- MARCH 31,
                                                  1996       1997       1998
                                               ---------- ---------- ----------
   Accrued salaries and commission............ $1,231,565 $1,094,908 $  431,451
   Sales and payroll taxes payable............  1,449,468  1,470,362  1,848,281
   Accrued acquisition costs..................  1,373,316        --     525,000
   Acquisition related liabilities (see note
    2)........................................  1,625,000        --         --
   Warranty reserve...........................  1,500,000        --         --
   Other accrued liabilities..................  1,959,729  1,569,988  2,697,895
                                               ---------- ---------- ----------
                                               $9,139,078 $4,135,258 $5,502,627
                                               ========== ========== ==========

                   DATASTREAM SYSTEMS, INC. AND SUBSIDIARIES

(7)LONG-TERM DEBT

  Long-term debt consists of the following:

                                                 DECEMBER 31,
                                             ----------------------  MARCH 31,
                                                1996        1997        1998
                                             -----------  ---------  ----------
   Note payable in monthly payments of
    $1,667, plus interest at prime plus
    0.5% through March 1998; collateralized
    by equipment...........................  $    21,667  $   1,667  $      --
   Subordinated note payable in bi-annual
    payments of $123,750, plus interest at
    7% through December 2000...............      765,136    371,250     371,250
   Subordinated note payable in annual
    payments of $97,030, plus interest at
    6.5% through December 2002.............      870,356    563,739     563,739
   Note payable in monthly payments of
    $2,604, plus interest at 5.5% through
    December 2001; collateralized by
    building...............................          --         --      286,191
   Subordinated note payable in annual
    payment of $48,150, plus interest at
    6.5% paid in 1997......................      481,513        --          --
   Subordinated note payable in annual
    payments of $57,320, plus interest at
    10% paid in 1997.......................      515,907        --          --
   Subordinated note payable in annual
    payments of 11,465, plus interest at
    10% paid in 1997.......................       51,591        --          --
   Subordinated note payable in annual
    payments of $34,394, plus interest at
    10% paid in 1997.......................      171,979        --          --
   Note payable in bi-annual payments of
    $204,643, plus interest at 5.3% paid in
    1997...................................    1,433,075        --          --
   Note payable in annual payments of
    $8,598, plus interest at 6.5% paid in
    1997...................................       68,788        --          --
   Subordinated note payable in annual
    payments of $3,073, plus interest at
    6.5% through December 2002.............       20,005     12,639       4,884
   Other notes payable.....................          --         --      374,181
                                             -----------  ---------  ----------
                                               4,400,017    949,295   1,600,935
   Less current portion....................   (1,507,274)  (346,197)   (266,894)
                                             -----------  ---------  ----------
   Long-term debt, less current portion....  $ 2,892,743  $ 603,098  $1,334,041
                                             ===========  =========  ==========

   The remaining annual maturities of long-term debt in the five years subsequent to December 31, 1997 are as follows:

   1998................................................................ $346,197
   1999................................................................  223,853
   2000................................................................  100,103
   2001................................................................  100,450
   2002................................................................  178,692
                                                                        --------
   Total............................................................... $949,295
                                                                        ========

                   DATASTREAM SYSTEMS, INC. AND SUBSIDIARIES

(8)LINE OF CREDIT

  The Company maintains a multicurrency line of credit that provides for borrowings of 70% of accounts receivable less than 60 days aged up to $5,000,000. No borrowings were outstanding under lines of credit at December 31, 1996 and 1997.

(9)INCOME TAXES

  Income tax expense for the years ended December 31 is as follows:

                                                 CURRENT   DEFERRED     TOTAL
                                                ---------- ---------  ----------
1995:
 Federal....................................... $2,346,000 $  47,000  $2,393,000
 State.........................................    352,000    (3,000)    349,000
 Foreign.......................................        --        --          --
                                                ---------- ---------  ----------
 Total......................................... $2,698,000 $  44,000  $2,742,000
                                                ========== =========  ==========
1996:
 Federal....................................... $3,230,000 $ (30,000) $3,200,000
 State.........................................    393,000   (12,000)    381,000
 Foreign.......................................        --        --          --
                                                ---------- ---------  ----------
 Total......................................... $3,623,000 $ (42,000) $3,581,000
                                                ========== =========  ==========
1997:
 Federal....................................... $4,729,219 $(159,000) $4,570,219
 State.........................................    503,000   (19,000)    484,000
 Foreign.......................................  1,056,093       --    1,056,093
                                                ---------- ---------  ----------
 Total......................................... $6,288,312 $(178,000) $6,110,312
                                                ========== =========  ==========

                   DATASTREAM SYSTEMS, INC. AND SUBSIDIARIES

(9)INCOME TAXES--(CONTINUED)

  Income tax expense differed from the amounts computed by applying the Federal income tax rate of 34% as a result of the following:

                                               1995       1996         1997
                                            ---------- -----------  ----------
   Computed "expected" tax expense (bene-
    fit)................................... $2,410,000 $(8,306,000) $5,966,391
   Increase (decrease) in income taxes re-
    sulting from:
    State and local income taxes, net of
     Federal income tax benefits...........    230,000     251,000     319,440
    In process research and development....        --   11,424,000         --
    Rate differential on foreign source
     income................................        --          --     (592,453)
    Effect of graduated income tax rates...        --          --       75,482
    Goodwill amortization..................        --          --      322,364
    Other, net.............................    102,000     212,000      19,088
                                            ---------- -----------  ----------
   Actual tax expense...................... $2,742,000 $ 3,581,000  $6,110,312
                                            ========== ===========  ==========

  Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred income tax assets and liabilities are as follows:

                                                        1996         1997
                                                     -----------  -----------
   Deferred tax assets:
    Net operating loss carryforwards................ $ 1,705,000  $ 1,891,000
    Accrued expenses and allowances.................     395,000      797,000
                                                     -----------  -----------
    Total gross deferred tax assets.................   2,100,000    2,688,000
    Less valuation allowance........................  (1,705,000)  (1,705,000)
                                                     -----------  -----------
   Net deferred tax assets.......................... $   395,000  $   983,000
                                                     ===========  ===========
   Deferred tax liabilities:
    Fixed assets, principally due to differences in
     depreciation................................... $   189,000  $   341,000
    Software development costs capitalized for
     financial reporting                                 461,000      719,000
    Unrealized gain on marketable securities........         --        19,000
                                                     -----------  -----------
    Total gross deferred tax liabilities............     650,000    1,079,000
                                                     -----------  -----------
   Net deferred tax liabilities..................... $   255,000  $    96,000
                                                     ===========  ===========

  The valuation allowance for deferred tax assets as of December 31, 1996 and 1997 was approximately $1,705,000 and relates to net operating loss carryforwards of foreign subsidiaries, which at this time are uncertain of recovery. Subsequently recognized tax benefits relating to the valuation allowance for deferred tax assets as of December 31, 1997 will be allocated to goodwill and other noncurrent intangible assets.

(10)EMPLOYEE SAVINGS AND RETIREMENT PLAN

  At December 31, 1997 the Company has net operating loss carryforwards for foreign income tax purposes of approximately $4,800,000.

  Effective September 1, 1992, the Company established a 401(k) Retirement Plan under Section 401(k) of the Internal Revenue Code. The Plan is funded in part from employee voluntary contributions with the Company's contribution equal to one-half of the employee's contribution up to 3% of their compensation. The Plan provides for voluntary employee contributions of up to 15% of their total compensation.

                   DATASTREAM SYSTEMS, INC. AND SUBSIDIARIES

(10)EMPLOYEE SAVINGS AND RETIREMENT PLAN--(CONTINUED)

  The Company's contributions to the Plan totaled approximately $79,000, $135,000, $238,000, $55,000, and $90,000 in 1995, 1996 and 1997 and for the
three months ended March 31, 1997 and 1998, respectively.

(11) STOCK COMPENSATION PLANS

  1995 Stock Option Plan

  On September 12, 1995, the Company amended and restated the Datastream Systems, Inc. 1995 Stock Option Plan (the "1995 Plan") to provide for the grant of both incentive and non-qualified options to purchase up to 2,000,000 shares of the Company's common stock. On December 26, 1996, the Company's Board of Director's authorized an additional 1,000,000 shares to be added to the 2,000,000 share limit available under the 1995 Plan, subject to stockholder approval. Such options will vest incrementally over a period of one to five years and will expire either five or ten years from the date of grant, depending on the terms of the option. Options are not to be granted at less than the fair market value of the underlying shares at the grant date. Incentive options granted to a participant who is an over 10% owner shall not be granted at less than 110% of the fair market value of the underlying shares at the grant date.

  A summary of activity in the 1995 Plan during the periods indicated is as follows:

                                                      NUMBER OF  WEIGHTED-AVERAGE
   STOCK OPTIONS OUTSTANDING:                          SHARES     EXERCISE PRICE
   --------------------------                         ---------  ----------------
    Balance at December 31, 1995..................... 1,640,000       $ 5.86
     Granted.........................................   308,734        12.32
     Exercised.......................................  (232,814)        3.98
     Forfeited.......................................   (97,712)        7.55
                                                      ---------
    Balance at December 31, 1996..................... 1,618,208       $ 7.06
     Granted......................................... 1,651,804         7.86
     Exercised.......................................  (313,018)        6.57
     Forfeited.......................................  (172,334)        8.52
                                                      ---------
    Balance at December 31, 1997..................... 2,784,660       $ 7.50
                                                      =========

  The following table summarizes information about stock options outstanding under the 1995 Plan at December 31, 1997:

                       OPTIONS OUTSTANDING          OPTIONS EXERCISABLE
                   ---------------------------- ---------------------------
   RANGE OF                    WEIGHTED AVERAGE                WEIGHTED-
   EXERCISE          NUMBER       REMAINING        NUMBER       AVERAGE
   PRICES          OUTSTANDING CONTRACTUAL LIFE EXERCISEABLE EXERCISE PRICE
   --------        ----------- ---------------- ------------ --------------
    $ 1.93--3.85      494,276        7.1          237,608        $ 3.75
    $ 3.85--5.77      100,000        2.1           40,000        $ 4.13
    $ 5.77--7.70      668,508        8.6            4,165        $ 7.31
    $ 7.70--9.63    1,342,284        8.8          248,523        $ 9.44
    $ 9.63--11.55      21,624        5.9            8,303        $10.01
    $11.55--13.48     135,968        8.6           78,136        $12.12
    $13.48--15.40      22,000        8.8           19,334        $15.25
                    ---------                     -------
                    2,784,660                     636,069        $ 7.48
                    =========                     =======

  The per share weighted-average fair value of stock options granted under the 1995 Plan during 1996 and 1997 was $5.12 and $6.33 on the date of grant using the Black Scholes option-pricing model with the following weighted-average assumptions: 1996--expected dividend yield of 0%, expected volatility of 62.41%, risk-free interest rate of 7.01%, and an expected life of 10 years; 1997--expected dividend yield of 0%, expected volatility of 85.07%, risk-free interest rate of 6.55%, and an expected life of 10 years.

                   DATASTREAM SYSTEMS, INC. AND SUBSIDIARIES

(11) STOCK COMPENSATION PLANS--(CONTINUED)

  Stock Option Plan for Directors

  In February 1995, the Company established the Stock Option Plan for Directors (the "Directors Plan") which provides for the grant of non-qualified stock options to purchase up to 200,000 shares of Common Stock to directors who are not employees of the Company. Under the Plan, eligible directors automatically receive options to purchase, at the fair market value of a share on the date of grant, (i) 9,000 shares of Common Stock upon the commencement of their service as a director and (ii) 2,000 shares of Common Stock annually in connection with each annual meeting of stockholders. Automatic grants of options to purchase 9,000 shares of common stock at $3.75 per share were made to each of the Company's four non-management directors upon consummation of the Company's initial public offering (see note 13).

  A summary of activity in the Director's Plan during the periods indicated are as follows:

                                                       NUMBER OF WEIGHTED-AVERAGE
   STOCK OPTIONS OUTSTANDING:                           SHARES    EXERCISE PRICE
   --------------------------                          --------- ----------------
    Balance of December 31, 1995......................  36,000        $3.75
     Granted..........................................   4,000        $9.75
     Exercised........................................  (9,000)       $3.75
                                                        ------
    Balance at December 31, 1996......................  31,000        $4.52
     Granted..........................................   8,000        $9.56
     Exercised........................................     --           --
                                                        ------
    Balance at December 31, 1997......................  39,000        $5.56
                                                        ======

  The following table summarizes information about stock options outstanding under the Director's Plan at December 31, 1997:

                      OPTIONS OUTSTANDING          OPTIONS EXERCISABLE
                  ---------------------------- ---------------------------
   RANGE OF                   WEIGHTED AVERAGE                WEIGHTED-
   EXERCISE         NUMBER       REMAINING        NUMBER       AVERAGE
   PRICES         OUTSTANDING CONTRACTUAL LIFE EXERCISEABLE EXERCISE PRICE
   --------       ----------- ---------------- ------------ --------------
    $ 3.75          27,000          7.1 years     27,000        $3.75
    $ 9.56--9.75    12,000          8.7            4,000        $9.75
                    ------                        ------
    $ 3.75--9.75    39,000          7.6           31,000        $4.52
                    ======                        ======

  No options were exercisable at December 31, 1995.

  The per share weighted-average fair value of stock options granted under the Director's Plan during 1996 and 1997 was $3.37 and $5.31 on the date of grant using the Black Scholes option-pricing model with the following weighted-average assumptions: 1996--expected dividend yield of 0%, expected volatility of 62.41%, risk-free interest rate of 7.56%, and an expected life of 10 years; 1997--expected dividend yield of 0%, expected volatility of 85.07%, risk-free interest rate of 7.24%, and an expected life of 10 years.

  Employee Stock Purchase Plan

  On September 12, 1995, the Company established the Datastream Systems, Inc. Employee Stock Purchase Plan (the "Purchase Plan"). The Purchase Plan permits eligible employees to elect to contribute up to 15% of their regular compensation through payroll deductions, toward the purchase of common stock at 85% of the fair market value of a share on either the date the right is granted (the first day of each semi-annual period) or the date it is exercised (the last day of such period), whichever is lower. The Purchase Plan is intended to comply with Section 423 of the Internal Revenue Code of 1986, as amended. The Board of Directors has reserved 200,000 shares of common stock for future issuance pursuant to the Purchase Plan. Under the Plan, the Company sold 7,578 and 18,924 shares in 1996 and 1997, respectively.

                   DATASTREAM SYSTEMS, INC. AND SUBSIDIARIES

(11)STOCK COMPENSATION PLANS--(CONTINUED)

  Under Statement No. 123, compensation expense for the Purchase Plan is determined based on the discount percentage at which the stock is purchased.

  The Company applies APB Opinion No. 25 in accounting for its three Plans and, accordingly, no compensation cost has been recognized for its stock options or for stock purchased under the Purchase Plan in the financial statements. Had the Company determined compensation cost based on the fair value at the grant date for stock options or based on the discount percentage under the Purchase Plan under Statement No. 123, the Company's net income would have been reduced to the pro forma amounts indicated below:

                                                           1996         1997
                                                       ------------  -----------
   Net income (loss)  As reported....................  $(28,009,729) $11,437,897
                      Pro forma......................   (29,807,110)   6,422,066
   Basic:
    Net income (loss) As reported....................  $      (1.65) $      0.62
      per share       Pro forma......................         (1.76)        0.35
   Diluted:
    Net income (loss) As reported....................  $      (1.58) $      0.59
      per share       Pro forma......................         (1.69)        0.33

  Pro forma net income reflects options granted in 1995, 1996 and 1997. Compensation cost related to the 1995 Plan is reflected over the options' vesting period of one to five years. No options were granted prior to 1995.

(12)PUBLIC OFFERINGS OF COMMON STOCK

  On April 5, 1995, the Company closed its initial public offering of 6,532,000 shares of common stock, 2,532,000 of which were sold by existing shareholders, for $3.75 per share. The Company invested the net proceeds from the offering in U.S. Government securities.

  On October 4, 1995, the Company closed its second public offering of 4,000,000 shares of common stock, 2,171,340 of which were sold by existing shareholders, for $11.13 per share. The Company invested the net proceeds from the offering in U.S. Government securities. In conjunction with the second offering, on October 17, 1995, the Company closed on the over-allotment option of 600,000 shares of common stock. The Company invested the net proceeds from the over-allotment option in U.S. Government securities.

(13)LEASES

  As Lessee

  The Company leases office space, automobiles and equipment under agreements which have been classified as operating leases for financial reporting purposes.

  At December 31, 1997, the approximate future minimum lease payments under noncancelable operating leases that expire at various dates through 2001 are as follows:

   1998.............................................................. $  769,897
   1999..............................................................    529,441
   2000..............................................................    367,839
   2001..............................................................    242,359
   2002..............................................................    187,949
   Thereafter........................................................     87,986
                                                                      ----------
                                                                      $2,185,471
                                                                      ==========

  Rent expense for the years ended December 31, 1995, 1996 and 1997 and the three months ended March 31, 1997 and 1998 totaled $174,193, $307,534, $1,367,830, $167,409, and $212,116, respectively.

                   DATASTREAM SYSTEMS, INC. AND SUBSIDIARIES

(13)LEASES--(CONTINUED)

  As Lessor

  The Company leases a portion of its building and related leasehold improvements to outside parties under noncancelable operating leases.

  At December 31, 1997, the approximate future minimum rental income under noncancelable operating leases that expire through 1998 is $219,000.

  Rental income (included in other income in the accompanying statement of operations) for the years ended December 31, 1996 and 1997 and the three months ended March 31, 1997 and 1998 was $88,415, $338,957, $59,130, and
$81,787, respectively. There was no rental income for the year ended December 31, 1995.

(14)SEGMENT AND GEOGRAPHIC INFORMATION

  The Company operates principally in one industry segment which includes the development, marketing, selling and supporting of Microsoft and Oracle based software products for the industrial automation market.

  The Company's principal areas of operation include the United States and Europe. Information about the Company's operations in different geographic locations is as follows:

                                               UNITED
                                               STATES      EUROPE       TOTAL
                                             ----------- ----------- -----------
   Total revenues........................... $52,298,576 $17,469,719 $69,768,295
   Operating income.........................  11,178,505   5,382,843  16,561,348
   Identifiable assets......................  56,696,883   8,400,360  65,097,243

  The United States operations include international revenues of approximately $8,100,000 for the year ended December 31, 1997. International revenues for the years ended December 31, 1995 and 1996 were approximately $2,180,000 and $4,354,000, respectively.

                   DATASTREAM SYSTEMS, INC. AND SUBSIDIARIES

(15)RECONCILIATION OF BASIC AND DILUTED INCOME (LOSS) PER SHARE

                                                                       PER SHARE
                                                 INCOME       SHARES    AMOUNT
                                              ------------  ---------- ---------
   1995:
    Basic income per share................... $  4,346,059  13,004,474  $ 0.33
    Effect of dilutive securities:
     Stock options...........................          --    1,361,282
                                              ------------  ----------
    Diluted income per share................. $  4,346,059  14,365,756  $ 0.30
                                              ============  ==========  ======
   1996:
    Basic loss per share..................... $(28,009,729) 16,977,134  $(1.65)
    Effect of dilutive securities:
     Stock options...........................          --      708,388
                                              ------------  ----------
    Diluted loss per share................... $(28,009,729) 17,685,522  $(1.58)
                                              ============  ==========  ======
   1997:
    Basic income per share................... $ 11,437,897  18,396,920  $ 0.62
    Effect of dilutive securities:
     Stock options...........................          --      849,028
                                              ------------  ----------
    Diluted income per share................. $ 11,437,897  19,245,948  $ 0.59
                                              ============  ==========  ======
   Three months ended March 31, 1997:
    Basic income per share................... $  1,978,197  18,262,850  $ 0.11
    Effect of dilutive securities:
     Stock options...........................          --      505,120
                                              ------------  ----------
    Diluted income per share................. $  1,978,197  18,767,970  $ 0.11
                                              ============  ==========  ======
   Three months ended March 31, 1998:
    Basic income per share................... $    237,193  18,396,920  $ 0.01
    Effect of dilutive securities:
     Stock options...........................          --    1,606,722
                                              ------------  ----------
    Diluted income per share................. $    237,193  19,245,948  $ 0.01
                                              ============  ==========  ======

                   DATASTREAM SYSTEMS, INC. AND SUBSIDIARIES

(16)COMPREHENSIVE INCOME

  The Company displays the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of the Consolidated Balance Sheet. Items considered to be other comprehensive income include adjustments made for foreign currency translation (under Statement 52) and unrealized holding gains and losses on available-for-sale securities (under Statement 115). Comprehensive income for 1995, 1996 and 1997 and the three months ended March 31, 1998 and 1997 is as follows:

   1995:
    Net income................................................... $  4,346,059
    Foreign currency translation adjustment......................          --
    Unrealized gain on securities available-for-sale.............        3,487
                                                                  ------------
    Comprehensive income......................................... $  4,349,546
                                                                  ============
   1996:
    Net loss..................................................... $(28,009,729)
    Foreign currency translation adjustment......................          --
    Unrealized gain (loss) on securities available-for-sale......          --
                                                                  ------------
    Comprehensive loss........................................... $(28,009,729)
                                                                  ============
   1997:
    Net income................................................... $ 11,437,897
    Foreign currency translation adjustment......................      217,275
    Unrealized gain on securities available-for-sale.............       30,956
                                                                  ------------
    Comprehensive income......................................... $ 11,686,128
                                                                  ============
   Three months ended March 31, 1997:
    Net income................................................... $  1,978,197
    Foreign currency translation adjustment......................      372,672
    Unrealized gain (loss) on securities available-for-sale......          --
                                                                  ------------
    Comprehensive income......................................... $  2,350,869
                                                                  ============
   Three months ended March 31, 1998:
    Net income................................................... $    237,193
    Foreign currency translation adjustment......................     (204,763)
    Unrealized loss on securities available-for-sale.............      (30,956)
                                                                  ------------
    Comprehensive income......................................... $      1,474
                                                                  ============

(17)SUBSEQUENT EVENTS (UNAUDITED)

  On March 31, 1998, the Company acquired Insta Instandhaltung Technischer Anlagen GmbH (Insta) for approximately $4,375,000 in cash and $2,625,000 in stock. In connection with the acquisition, the Company acquired software technology valued at $210,416. In addition, the Company wrote off $597,944 of its existing capitalized software in the three months ended March 31, 1998 which became obsolete as a result of the Insta acquisition.

  On June 16, 1998, the Company acquired Strategic Information Systems Pte Ltd. (SIS) for approximately $4,575,000 in cash and $1,928,000 in stock.

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors
Datastream Systems, Inc.:

Under the date of January 23, 1998, we reported on the consolidated balance sheets of Datastream Systems, Inc. and Subsidiaries as of December 31, 1996 and 1997, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997, which are included herein. In connection with our audit of the aforementioned consolidated financial statements, we also audited the related accompanying consolidated financial statement schedule listed in Item 14(a)2. The consolidated financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on the consolidated financial statement schedule based on our audits.

In our opinion, such schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

Greenville, South Carolina                KPMG Peat Marwick LLP
January 23, 1998

                            DATASTREAM SYSTEMS, INC.

                   ALLOWANCE FOR DOUBTFUL ACCOUNTS RECEIVABLE

                            BALANCE AT     AMOUNTS
                            BEGINNING     CHARGED TO               BALANCE AT
        DESCRIPTION          OF YEAR   BAD DEBT EXPENSE DEDUCTIONS END OF YEAR
        -----------         ---------- ---------------- ---------- -----------
Allowance for doubtful
 accounts receivable:
  Year ended December 31,
   1995....................  $ 95,400      149,075         --         244,475
                             ========      =======         ===      =========
  Year ended December 31,
   1996....................  $244,475      590,525         --         835,000
                             ========      =======         ===      =========
  Year ended December 31,
   1997....................  $835,000      754,910         --       1,589,910
                             ========      =======         ===      =========

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

  NO DEALER, SALES REPRESENTATIVE, OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, BY ANY SELL-ING STOCKHOLDER OR BY THE UNDERWRITERS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICA-TION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                               ----------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Prospectus Summary........................................................    3
Risk Factors..............................................................    6
Use of Proceeds...........................................................   11
Price Range of Common Stock...............................................   12
Dividend Policy...........................................................   12
Capitalization............................................................   13
Selected Consolidated Financial Data......................................   14
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   16
Business..................................................................   28
Management................................................................   39
Principal and Selling Stockholders........................................   41
Shares Eligible for Future Sale...........................................   42
Underwriting..............................................................   43
Legal Matters.............................................................   44
Experts...................................................................   44
Additional Information....................................................   44
Incorporation of Certain Documents by Reference...........................   45
Forward-Looking Statements................................................   45
Index to Consolidated Financial
 Statements...............................................................  F-1

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                4,000,000 Shares

                                      LOGO

                                  Common Stock

                                 ------------
                                   PROSPECTUS
                                 ------------

                                 BT ALEX. BROWN

                               HAMBRECHT & QUIST

                                LEHMAN BROTHERS

                        RAYMOND JAMES & ASSOCIATES, INC.

                       THE ROBINSON-HUMPHREY COMPANY

                                 July   , 1998

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

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

                                                                       EXPENSES
                                                                       --------
   Securities and Exchange Commission Registration Fee................ $ 27,778
   National Association of Securities Dealers, Inc. Fee...............    9,916
   Nasdaq/NMS Listing Fee.............................................   17,500
   Legal Fees and Expenses............................................  150,000
   Accountants' Fees and Expenses.....................................   75,000
   Printing and Engraving Expenses....................................  150,000
   Blue Sky Fees and Expenses.........................................    2,000
   Transfer Agent's Fees and Expenses.................................    1,500
   Miscellaneous......................................................   26,306
                                                                       --------
     Total Expenses................................................... $460,000
                                                                       ========

  The foregoing items, except for the SEC registration fee, the NASD fee and the Nasdaq/NMS listing fee, are estimated. None of such amounts are to be paid by the Selling Stockholder.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Section 145 of the General Corporation Law of Delaware provides that a corporation may indemnify its directors and officers against civil and criminal liabilities. Directors and officers may be indemnified against expenses if they acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action, if they had no reasonable cause to believe their conduct was unlawful. A director or officer may be indemnified against expenses incurred in connection with a derivative suit if he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made without court approval if such person was adjudged liable for negligence or misconduct in the performance of his or her duty to the corporation. The statutory indemnification is not exclusive of any rights provided by any by-law, agreement, vote of shareholders or disinterested directors or otherwise.

  Article VII of the Registrant's Amended and Restated Certificate of Incorporation sets forth the extent to which the Registrant's directors and officers may be indemnified against liabilities and other monetary expenses which they may incur while serving in such capacities. Such indemnification will be provided to the full extent permitted and in the manner required by the General Corporation Law of Delaware. Article XII of the Company's by-laws also provides that the directors and officers of the Registrant will be indemnified against any losses incurred in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was or a director or officer of the Registrant or served with another corporation, partnership, joint venture, trust or other enterprise at the request of the Registrant and will provide advances, for expenses incurred in defending any such action, suit or proceeding, upon receipt of an undertaking by or on behalf of such officer or director to repay such advances, unless it is ultimately determined that he is not entitled to indemnification by the Registrant.

ITEM 16. EXHIBITS.

  Exhibits filed pursuant to Item 601 of Regulation S-K.

   EXHIBIT
   NUMBER                               DESCRIPTION
   -------                              -----------
    1      Form of Underwriting Agreement.
    2.1*   Share Purchase Agreement dated as of December 15, 1996 by and among
           Datastream Systems, Inc., SQL Group, B.V. and the Stockholders of
           SQL Group, B.V. listed on the signature pages thereto.
    2.2**  Share Purchase Agreement, dated as of March 31, 1998, by and among
           Datastream Systems, Inc., Datastream Systems GmbH (f/k/a Yvette 95
           Vermogensverwaltungs GmbH), Insta Instandhaltung Technischer Anlagen
           GmbH and the stockholders of Insta listed on the signature pages thereto.
    2.3*** Share Purchase Agreement, dated June 16, 1998, by and among
           Datastream Systems, Inc., Sikasso Pte Ltd. and the Stockholders of
           Strategic Information Systems Pte Ltd. on the signature pages thereto.
    4.1+   See provisions of the Registrant's Amended and Restated Certificate
           of Incorporation, as amended, and By-Laws defining rights of holders of the Registrant's Common Stock.
    4.2++  Specimen Stock Certificate.
    4.3+++ Escrow Agreement, dated as of December 31, 1996, by and among
           Datastream Systems, Inc., the stockholders of SQL Group, B.V. listed on the signature pages thereto and Robert J. J. Lijdsman, as Escrow
           Agent.
    4.4.   Escrow Agreement, dated as of March 31, 1998, by and among
           Datastream Systems, Inc., Datastream Systems GmbH (f/k/a Yvette 97
           Vermogensverwaltungs GmbH), the stockholders of Insta Instandhaltung
           Technischer Anlagen GmbH listed on the signature pages thereto and
           Dr. Dieter Mayer, as Escrow Agent.
    4.5..  Escrow Agreement, dated as of June 16, 1998, by and among Datastream
           Systems, Inc., Sikasso Pte Ltd., the stockholders of Strategic
           Information Systems Pte Ltd. listed on the signature pages thereto and Hunton & Williams, as Escrow Agent.
    5      Opinion of Hunton & Williams (to be filed by amendment).
   23.1... Consent of KPMG Peat Marwick LLP.
   23.2    Consent of Hunton & Williams (included as part of its opinion filed as Exhibit 5 hereto).
   24...   Power of Attorney.

--------

  * Incorporated herein by reference to Exhibit 2.1 to the Registrant's Current Report on Form 8-K, filed January 10, 1997 (File No. 000-25590).

 ** Incorporated herein by reference to an exhibit to the Registrant's Current
    Report on Form 8-K, filed April 14, 1998 (File No. 000-25590).

*** Incorporated herein by reference to Exhibit 2.1 to the Registrant's
    Current Report on Form 8-K, filed June 26, 1998 (File No. 000-25590).

  + Incorporated herein by reference to: (i) Exhibit 3.1 to the Registrant's
    Registration Statement on Form S-1 (File No. 33-89498); (ii) Exhibit 3.1(a) to the Registrant's Report on Form 10-K, filed March 31, 1998 (File No. 000-25590); and (iii) Exhibit 3.2 to the Registrant's Registration Statement on Form S-1 (File No. 33-89498).

 ++ Incorporated herein by reference to Exhibit 4.1 to the Registrant's
    Registration Statement on Form S-1 (Reg. No. 33-89498).

+++ Incorporated by reference to Exhibit 4.1 to the Registrant's Current
    Report on Form 8-K, filed January 10, 1997 (File No. 000-25590).

 . Incorporated by reference to an exhibit to the Registrant's Current Report on Form 8-K, filed April 14, 1998 (File No. 000-25590).

 .. Incorporated by reference to Exhibit 4.1 to the Registrant's Current Report on Form 8-K, filed June 26, 1998 (File No. 000-25590).

 ... Previously filed.

ITEM 17. UNDERTAKINGS.

  (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  (i) The undersigned Registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
  (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (2) For purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greenville, State of South Carolina on the 7th day of July, 1998.

                                          Datastream Systems, Inc.

                                               /s/ Larry G. Blackwell
                                          By: _________________________________
                                          Name: Larry G. Blackwell
                                          Title: Chairman of the Board,
                                              President and Chief Executive
                                              Officer

  Pursuant to the requirements of the Securities Act of 1933, this Amendment has been signed by the following persons in the capacities indicated on July 7, 1998.

              SIGNATURE                                     TITLE
              ---------                                     -----

   /s/ Larry G. Blackwell              Chairman of the Board, President and Chief
______________________________________ Executive Officer (principal executive officer)
   Larry G. Blackwell

   /s/ Daniel H. Christie              Chief Financial Officer (principal financial and
______________________________________ accounting officer)
   Daniel H. Christie

   *                                   Director
______________________________________
   Kenneth D. Tracy

   *                                   Director
______________________________________
   Richard T. Brock

   *                                   Director
______________________________________
   John M. Sterling, Jr.

   *                                   Director
______________________________________
   Ira D. Cohen

   /s/ Larry G. Blackwell

* By: ______________________

     Larry G. Blackwell

      Attorney-in-Fact

                                 EXHIBIT INDEX

 EXHIBIT
 NUMBER                                DESCRIPTION
 -------                               -----------
  1      Form of Underwriting Agreement.
  2.1*   Share Purchase Agreement dated as of December 15, 1996 by and among
         Datastream Systems, Inc., SQL Group, B.V. and the Stockholders of SQL
         Group, B.V. listed on the signature pages thereto.
  2.2**  Share Purchase Agreement, dated as of March 31, 1998, by and among
         Datastream Systems, Inc., Datastream Systems GmbH (f/k/a Yvette 95
         Vermogensverwaltungs GmbH), Insta Instandhaltung Technischer Anlagen
         GmbH and the stockholders of Insta listed on the signature pages thereto.
  2.3*** Share Purchase Agreement, dated June 16, 1998, by and among Datastream
         Systems, Inc., Sikasso Pte Ltd. and the Stockholders of Strategic
         Information Systems Pte Ltd. on the signature pages thereto.
  4.1+   See provisions of the Registrant's Amended and Restated Certificate of
         Incorporation, as amended, and By-Laws defining rights of holders of the Registrant's Common Stock.
  4.2++  Specimen Stock Certificate.
  4.3+++ Escrow Agreement, dated as of December 31, 1996, by and among
         Datastream Systems, Inc., the stockholders of SQL Group, B.V. listed on the signature pages thereto and Robert J. J. Lijdsman, as Escrow
         Agent.
  4.4.   Escrow Agreement, dated as of March 31, 1998, by and among Datastream
         Systems, Inc., Datastream Systems GmbH (f/k/a Yvette 97
         Vermogensverwaltungs GmbH), the stockholders of Insta Instandhaltung
         Technischer Anlagen GmbH listed on the signature pages thereto and Dr.
         Dieter Mayer, as Escrow Agent.
  4.5..  Escrow Agreement, dated as of June 16, 1998, by and among Datastream
         Systems, Inc., Sikasso Pte Ltd., the stockholders of Strategic
         Information Systems Pte Ltd. listed on the signature pages thereto and
         Hunton & Williams, as Escrow Agent.
  5      Opinion of Hunton & Williams (to be filed by amendment).
 23.1... Consent of KPMG Peat Marwick LLP.
 23.2    Consent of Hunton & Williams (included as part of its opinion filed as
         Exhibit 5 hereto).
 24...   Power of Attorney.

--------

  * Incorporated herein by reference to Exhibit 2.1 to the Registrant's Current Report on Form 8-K, filed January 10, 1997 (File No. 000-25590).

 ** Incorporated herein by reference to an exhibit to the Registrant's Current
    Report on Form 8-K, filed April 14, 1998 (File No. 000-25590).

*** Incorporated herein by reference to Exhibit 2.1 to the Registrant's
    Current Report on Form 8-K filed June 26, 1998 (File No. 000-25590).

  + Incorporated herein by reference to: (i) Exhibit 3.1 to the Registrant's
    Registration Statement on Form S-1 (File No. 33-89498); (ii) Exhibit 3.1(a) to the Registrant's Report on Form 10-K, filed March 31, 1998 (File No. 000-25590); and (iii) Exhibit 3.2 to the Registrant's Registration Statement on Form S-1 (File No. 33-89498).

 ++ Incorporated herein by reference to Exhibit 4.1 to the Registrant's
    Registration Statement on Form S-1 (Reg. No. 33-89498).

+++ Incorporated by reference to Exhibit 4.1 to the Registrant's Current
    Report on Form 8-K, filed January 10, 1997 (File No. 000-25590).

 . Incorporated by reference to an exhibit to the Registrant's Current Report on Form 8-K, filed April 14, 1998 (File No. 000-25590).

 .. Incorporated by reference to Exhibit 4.1 to the Registrant's Current Report on Form 8-K, filed June 26, 1998 (File No. 000-25590).

 ... Previously filed.